Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

dated

January 18, 2023

by and among

Broad Capital Acquisition Corp., a Delaware corporation,

as Predecessor,

Openmarkets Group Pty Ltd, an Australian corporation,

as the Company,

BMYG OMG Pty Ltd,

as the Shareholder,

Broad Capital LLC, a Delaware limited liability company,

as the Indemnified Party Representative,

and such other persons who later join this Agreement as contemplated herein.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		3

ARTICLE II REDOMESTICATION MERGER		15
2.1	Redomestication Merger	15
2.2	Redomestication Merger Effective Time	15
2.3	Effect of Redomestication Merger	15
2.4	Effect on Issued Securities of Predecessor	16
2.5	Surrender of Predecessor Shares	17
2.6	Lost, Stolen, or Destroyed Certificates	17
2.7	Section 368 Reorganization	17
2.8	Taking of Necessary Action; Further Action	17

ARTICLE III ACQUISITION CONTRIBUTION AND EXCHANGE		18
3.1	Acquisition Contribution and Exchange	18
3.2	Closing	18
3.3	Board of Directors	18
3.4	Exchange and Escrow	18
3.5	Exchange Procedures	19
3.6	Estimated Closing Consideration Spreadsheet.	19
3.7	Closing Exchange Consideration Adjustment.	20
3.8	Section 351 Transfer	23
3.9	Withholding	23
3.10	Earnout Exchange Consideration.	23
3.11	Company Investigations and Disputes Losses	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER		26
4.1	Corporate Existence and Power.	27
4.2	Authorization.	27
4.3	Government Approvals.	27
4.4	Non-Contravention.	28
4.5	Ownership of Company Securities.	28
4.6	Litigation.	28
4.7	Accredited Investor and Bad Actor Status.	28
4.8	Finders and Brokers.	28
4.9	Disclosure.	28
4.10	Shareholder’s Investigation and Reliance.	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		29
5.1	Corporate Existence and Power	29
5.2	Authorization	30
5.3	Governmental Authorization	30
5.4	Non-Contravention	30
5.5	Capitalization	31
5.6	Subsidiaries	31
5.7	Organizational Documents	31
5.8	Corporate Records	32

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Table of Contents continued

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Table of Contents continued

iii

Table of Contents continued

iv

INDEX OF DEFINITIONS

$	Section 1.94
Acquisition Intended Tax Treatment	Section 3.9
Contribution and Exchange	Recitals
Action	Section 1.1
Additional Agreements	Section 1.2
Additional Purchaser SEC Documents	Section 6.14(a)
Affiliate	Section 1.3
Affiliate Transaction	Section 5.34(a)
Agreement	Preamble
Annual Financial Statements	Section 5.11(a)
Anti-Corruption Laws	Section 5.32(a)
Audited 2021/2022 Financial Statements	Section 7.5
Books and Records	Section 1.4
Business	Recitals
Business Day	Section 1.5
Closing	Section 3.2
Estimated Closing Consideration Spreadsheet	Section 3.6(a)
Exchange Ratio	Section 1.7
Closing Merger Consideration Shares	Section 1.8
Per Share Merger Consideration	Section 1.9
Code	Section 1.10
Company	Preamble
Company Fundamental Representations	Section 1.12
Company Group	Recitals
Company Leases	Section 5.26(b)
Company Ordinary Shares	Section 1.12
Shareholder	Section 13.18(a)
Company Written Consent	Section 1.16
Computer Systems	Section 5.19(i)
Confidentiality Agreement	Section 1.17
Continental	Section 4.3(b)
Contracts	Section 1.18
Control	Section 1.19
D&O Indemnified Persons	Section 7.7(a)
D&O Tail Insurance	Section 7.7(b)
Data Protection Laws	Section 1.20
Deferred Underwriting Amount	Section 1.21
DGCL	Section 1.22
Effective Time	Section 3.2
Employment Agreements	Section 1.49
Environmental Laws	Section 1.23
Equity Incentive Plan	Section 1.24
ERISA	Section 5.23(f)

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INDEX OF DEFINITIONS continued

Page

ERISA Affiliate	Section 5.23(g)
Exchange Act	Section 1.25
Exchange Fund	Section 4.3(b)
Export Control Laws	Section 5.32(a)
Financial Statements	Section 5.11(a)
Foreign Corrupt Practices Act	Section 5.18(a)
Fully Diluted Company Shares	Section 1.27
Governmental Authority	Section 1.28
Hazardous Material	Section 1.29
Hazardous Material Activity	Section 1.30
HSR Act	Section 1.31
Indebtedness	Section 1.32
Escrow Agent	Section 1.34
Escrow Agreement	Section 1.33
Escrow Shares	Section 1.35
Indemnified Party Representative	Preamble
Indemnified Party Representative Action	Section 13.19(e)
Shareholder	Section 12.1
Initial Financial Information	Section 7.5
Intellectual Property Right	Section 1.36
Interim Financial Statements	Section 5.11(a)
International Trade Control Laws	Section 5.32(a)
Inventory	Section 1.37
Investment Management Trust Agreement	Section 1.38
IPO	Section 1.39
IRS	Section 1.40
IT Providers	Section 5.19(k)
Know-How	Section 1.41
Labor Agreements	Section 5.24(a)
Law	Section 1.42
Laws	Section 1.42
Leases	Section 1.43
Letter of Transmittal	Section 4.3(c)
Liabilities	Section 1.44
Lien	Section 1.45
Lock-up Agreement	Section 1.45
Loss	Section 12.1
Losses	Section 12.1
Material Adverse Change	Section 1.46
Material Adverse Effect	Section 1.46
Material Contracts	Section 5.16(a)
Merger Consideration	Section 1.47
Merger Sub	Recitals
Merger Sub Ordinary Shares	Section 6.7(c)
Nasdaq	Section 1.49
Non-Compete Agreement	Section 1.49

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INDEX OF DEFINITIONS continued

Page

Non-U.S. Subsidiaries	Section 9.2(d)
Order	Section 1.51
Organizational Documents	Section 1.51
OSHA	Section 5.24(m)
Outside Date	Section 11.1(d)(i)
Owned Intellectual Property	Section 5.19(a)
Owned Real Property	Section 5.26(a)
Purchaser	Preamble
Purchaser Common Stock	Section 1.54
Purchaser Fundamental Representations	Section 1.56
Purchaser Financial Statements	Section 6.14(b)
Purchaser Shareholder Approval Matters	Section 9.5(a)
Purchaser Preferred Shares	Section 1.58
Purchaser SEC Documents	Section 6.14(a)
Purchaser Shares	Section 1.59
Purchaser Special Meeting	Section 9.5(a)
Purchaser Unit	Section 1.60
Purchaser Warrants	Section 1.61
PCAOB	Section 1.62
Permits	Section 5.17
Permitted Liens	Section 1.63
Person	Section 1.64
Personal Data	Section 1.65
PFIC	Section 9.2(d)
Plan of Merger	Section 3.2
PM1	Section 2.2
Principal Shareholders	Section 1.66
Privacy Laws	Section 1.67
Privacy Policy	Section 5.19(j)
Proceeding	Section 1.68
Prohibited Party	Section 5.32(b)
Prospectus	Section 9.5(a)
Proxy Statement	Section 9.5(a)
Purchaser Units	Section 1.70
Real Property	Section 1.71
Redomestication Intended Tax Treatment	Section 2.7
Redomestication Merger	Recitals
Redomestication Merger Certificate	Section 2.2
Redomestication Merger Surviving Corporation	Recitals
Redomestication Merger Surviving Corporation Ordinary Shares	Section 1.72
Redomestication Merger Surviving Corporation Units	Section 1.73
Redomestication Merger Surviving Corporation Warrants	Section 1.74
Registrar	Section 2.2
Required Financials	Section 7.5
Required Purchaser Shareholder Approval	Section 10.1(e)
Requisite Company Vote	Section 5.2

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INDEX OF DEFINITIONS continued

Page

Sanctions Laws	Section 5.32(a)
Sarbanes-Oxley Act	Section 1.76
Scheduled Intellectual Property	Section 5.19(a)
SEC	Section 1.77
Securities Act	Section 1.79
Shareholder	Preamble
Shareholder Authorized Action	Section 13.18(f)
Sensitive Data	Section 1.78
Shareholder	Section 1.81
Shareholders	Section 1.81
Signing Date	Preamble
Sponsor	Section 1.80
Registration Rights Agreement	Section 1.82
Standards Agreements	Section 5.19(o)
Standards Body	Section 5.19(o)
Stockholder Register	Section 2.6(a)(i)
Subsidiaries	Section 1.83
Subsidiary	Section 1.83
Survival Period	Section 12.6
Surviving Corporation	Section 3.1
Tangible Personal Property	Section 1.84
Tax	Section 1.85
Tax Return	Section 1.87
Taxing Authority	Section 1.86
CID Claim	Section 12.2(a)
Trust Account	Section 6.9
Trust Fund	Section 6.9
Trustee	Section 6.9
U.S. GAAP	Section 1.89
UCC	Section 1.88

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AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

This AGREEMENT AND PLAN OF MERGER AND BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of January 18, 2023 (the “Signing Date”), by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), and Broad Capital LLC, a Delaware limited liability company, solely in its capacity as the Sponsor (as defined herein the “Indemnified Party Representative”), as well as such other persons who are contemplated to later join this Agreement as the “Purchaser” and “Merger Sub” herein. The Predecessor, Purchaser, Merger Sub, Company, and Shareholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company and its Subsidiaries (the “Company Group”) are in the business of providing their proprietary financial services technology to operators of trading and wealth platforms and to fund and account managers, financial advisors, market participants and private wealth advisors, in Australia (the “Business”).

B. Predecessor is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

C. Purchaser is to be a public limited company incorporated in Australia.

D. Merger Sub is to be a Delaware corporation formed as a wholly-owned subsidiary of Purchaser for purposes of consummating the Transactions (as defined below).

E. The Parties desire to move the domicile of Predecessor from Delaware to Australia by merging Merger Sub with and into Predecessor with Predecessor continuing as the surviving corporation (the “Redomestication Merger”), so that following the Redomestication Merger, (i) Predecessor becomes a wholly-owned subsidiary of Purchaser, (ii) the securityholders of Predecessor receive securities in Purchaser in exchange for their securities in Predecessor, and (iii) Predecessor will, by operation of law, acceded to all of the contracts, acquire all of the assets and assume all of the liabilities of Merger Sub.

F. In connection with and immediately after the Redomestication Merger, Purchaser desires to liquidate Predecessor and have Predecessor transfer all of its assets to Purchaser.

G. In connection with and immediately, or within a reasonable amount of time not to exceed two days, after the Redomestication Merger, Purchaser wishes to acquire the Company by issuing Purchaser Shares to the Shareholder in exchange for the contribution by the Shareholder of all of the Company Shares owned by the Shareholder (the “Acquisition Contribution and Exchange”).

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H. For U.S. federal income tax purposes, the Parties hereto intend that the Redomestication Merger and Acquisition Contribution and Exchange will qualify as a “transfer to a corporation controlled by the transferor” within the meaning of Section 351 of the Code.

I. The Boards of Directors of the Company and the Shareholder have determined that this Agreement, the Contribution and Exchange and the other transactions contemplated by this Agreement and the Additional Documents (collectively, the “Transactions”) are fair and advisable to, and in the best interests of, the Company and the Shareholder.

J. The Boards of Directors of Predecessor, Purchaser and Merger Sub have determined that this Agreement, the Contribution and Exchange, and the other Transactions are fair and advisable to, and in the best interests of Predecessor, Purchaser, Merger Sub and their respective stockholders.

K. Simultaneously with the execution of this Agreement, the Company and the Shareholder have delivered the Company Written Consent and the Shareholder Written Consent, respectively, to Purchaser evidencing the approval of this Agreement and the Transactions;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties accordingly agree as follows:

Article I

DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

1.1 “A$” means Australian dollars.

1.2 “Action” means any threatened, asserted, or pending legal action, suit, claim, demand, investigation, hearing or Proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and including any such audit, claim or assessment for Taxes or otherwise.

1.3 “Additional Agreements” mean the Lock-up Agreement, Employment Agreements, Escrow Agreement, Non-Compete Agreement, Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or any additional agreement to be executed in connection with the Transactions.

1.4 “Adjustment Escrow Shares” means 100,000 Purchaser Shares.

1.5 “Adjustment Exchange Consideration” means a number of Purchaser Shares, if any, with an aggregate value equal to the excess of the Net Working Capital over the Estimated Net Working Capital, which Purchaser Shares shall have a deemed price of $10.00 per share.

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1.6 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.7 “ATO” means the Australian Taxation Office.

1.8 “Australian Companies Act” means Australian Corporations Act 2001 (Cth).

1.9 “Benefit Arrangements” means all employee benefits offered by the Company Group to its employees, including but not limited to plans for discretionary bonuses, commission or incentive plans, profit sharing, equity, Fringe Benefits or any other employee benefit over and above the salary or wages (including superannuation) of any employee.

1.10 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.11 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York City, New York, are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

1.12 “Calculation Period” means each of the two 12-month periods commencing (i) on the first day of the calendar month following the month in which the Closing Date occurs and ending on the last day of the calendar month following the month in which the first anniversary of the Closing Date occurs, and (ii) on the first day of the calendar month following the month in which the first anniversary of the Closing Date occurs and ending on the last day of the month following the month in which the second anniversary of the Closing Date occurs.

1.13 “Closing Company Cash” means the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company at Closing.

1.14 “Closing Exchange Consideration” means the Estimated Closing Exchange Consideration plus the Adjustment Escrow Shares, if any, released to the Shareholder, plus the Adjustment Exchange Consideration, if any, released to the Shareholder.

1.15 “Closing Net Indebtedness” means (i) the aggregate amount of all Indebtedness of the Company as of the Closing, including the ARC Share Payment, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with IFRS.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

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1.17 “Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.5 (Capitalization), Section 5.6 (Subsidiaries), the last sentence of Section 5.17 (Licenses and Permits), and Section 5.30 (Finders’ Fees).

1.18 “Company Group” shall have the meaning set forth in Recital A.

1.19 “Company Investigations and Disputes” means the matters identified on Schedule 3.11 attached hereto.

1.20 “Company Shares” shall mean the ordinary shares of the Company as existing, issued and outstanding as of the date hereof and/or immediately prior to the Closing, as applicable.

1.21 “Company Written Consent” means a written consent evidencing the approval of this Agreement by the Requisite Company Vote.

1.22 “Confidentiality Agreement” means the Section 4 of that certain Non-Binding Letter of Intent dated November 9, 2022, by and between the Predecessor and the Company.

1.23 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

1.24 “Contribution and Exchange” shall mean the Transactions contemplated under Article II and Article III of this Agreement, including the Redomestication Merger, and the Acquisition Contribution and Exchange.

1.25 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.26 “Deferred Underwriting Amount” means an aggregate of approximately $3.6 million, constituting the portion of the underwriting discounts and commissions, which the underwriters of the IPO are entitled to receive upon the occurrence of the Closing in accordance with the Investment Management Trust Agreement.

1.27 “DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

1.28 “Earnout” means the contingent Exchange Consideration set forth in Section 3.7.

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1.29 “Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $20,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

1.30 “Earnout Exchange Consideration” means the Escrow Shares payable to the Shareholder in satisfaction of the Earnout.

1.31 “Earnout Period” means the period beginning on the first day of the month following the month in which the Closing Date occurs and ending on the date that is two years thereafter.

1.32 “Earnout Threshold” means, for a given Calculation Period, the sum of the figures in the column marked “Earnout Threshold Revenue” on Schedule 3.10 attached hereto for each of the 12 months in that Calculation Period.

1.33 “EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

1.34 “Employment Agreements” means the employment agreements with each of the key employees whose names are listed and marked with an asterisk on Schedule 5.23(a), in the form attached hereto as Exhibit A.

1.35 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.36 “Equity Incentive Plan” means the equity incentive plan to be adopted by the Purchaser prior to the Closing and reflecting (i) a pool of 5% of the fully-diluted capitalization of the Purchaser immediately following the Closing, (ii) 200,000 Purchaser Shares (or derivative instruments with similar economics) to be awarded at Closing to the Company’s Chief Executive Officer and General Counsel in equal portions, subject to straight-line, annual vesting over two years, and otherwise subject to the terms of the Equity Incentive Plan, and (iii) 50,000 Purchaser Shares (or derivative instruments with similar economics) to be awarded to the Company’s staff in accordance with fiscal year 2023 goals set by the Purchaser following Closing, and otherwise subject to the terms of the Equity Incentive Plan.

1.37 “Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement in which the Escrow Shares are to be deposited.

1.38 “Escrow Agent” means Continental Stock Transfer and Trust Company.

1.39 “Escrow Agreement” means the agreement substantially in the form attached hereto as Exhibit B between the Escrow Agent, Shareholder, and Indemnified Party Representative with respect to the Escrow Shares.

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1.40 “Escrow Shares” means, collectively, the Adjustment Escrow Shares, the Earnout Escrow Shares and the Indemnification Escrow Shares.

1.41 “Estimated Closing Exchange Consideration” means $90,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.

1.42 “Estimated Closing Net Indebtedness” means the estimate of the Closing Net Indebtedness computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet.

1.43 “Estimated Company Investigations and Disputes Losses” means the aggregate of the amounts shown in the column “Value” on Schedule 3.11, as of the Closing.

1.44 “Estimated Net Working Capital” means the estimate of Net Working Capital computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet.

1.45 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.46 “Exchange Consideration” means the Closing Exchange Consideration plus (i) the Earnout paid to Shareholder, if any, pursuant hereto, and (ii) the Indemnification Escrow Shares released to the Shareholder, if any, pursuant hereto and pursuant to the Escrow Agreement.

1.47 “Extension Proxy Statement” means the proxy statement on Schedule 14A filed with the SEC by the Predecessor on December 28, 2022 in connection with the Extension Special Meeting.

1.48 “Extension Special Meeting” means the special meeting of the stockholders of the Predecessor held on January 10, 2023, as such date may be extended, to approve, among other matters, the amendment of the Predecessor’s amended and restated certificate of incorporation and the Investment Management Trust Agreement to allow the Predecessor to extend the date by which the Predecessor must complete its initial business combination from January 13, 2023 to October 13, 2023, on a month-to-month basis up to nine times.

1.49 “FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

1.50 “Fringe Benefits” has the meaning set out in the Australian Fringe Benefits Tax Assessment Act 1986 (Cth).

1.51 “FWA” means the Fair Work Act 2009 (Cth).

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1.52 “Governmental Authority” means any government entity, body or authority of any nation, including (a) any federal, state, territory, foreign or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (c) any official of any of the foregoing acting in such capacity.

1.53 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.54 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.55 “HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

1.56 “IFRS” means the accounting and financial reporting standards issued by the International Accounting Standards Board for the preparation of general-purpose financial statements.

1.57 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS, as applicable (in each case, as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.58 “Indemnification Escrow Shares” means a number of Purchaser Shares, if any, with an aggregate value equal to the Estimated Company Investigations and Disputes Losses, which Purchaser Shares shall have a deemed price of $10.00 per share.

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1.59 “Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, and all content contained therein.

1.60 “Inventory” is defined in the UCC.

1.61 “Investment Management Trust Agreement” means the investment management trust agreement made as of January 10, 2022 by and between Predecessor and the Trustee.

1.62 “IPO” means the initial public offering of Predecessor pursuant to the IPO Prospectus.

1.63 “IPO Prospectus” means the final prospectus of the Predecessor, dated as of January 10, 2022 (File No. 333-258943).

1.64 “IRS” means the U.S. Internal Revenue Service.

1.65 “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.66 “Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, including but not limited to Dan Jowett and Nick Hornstein, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

1.67 “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

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1.68 “Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

1.69 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.70 “Lien” means, with respect to any asset, any mortgage, lien (including tax liens), pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.71 “Lock-up Agreement” means the agreement relating to the shares of the Purchaser to be effective as of the Closing, in substantially the form attached as Exhibit C.

1.72 “Material Adverse Effect” or “Material Adverse Change” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that has had or is reasonably expected to have a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, customer relationships, regulatory environment, operations or properties of a Party hereto and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Party and/or its subsidiaries operate(s); (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Purchaser Parties (in case of the Company) or the Company (in case of any of the Purchaser Parties); (f) any changes in applicable Laws or accounting rules (including U.S. GAAP or IFRS, as applicable) or the enforcement, implementation or interpretation thereof; or (g) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Party and its subsidiaries as compared to comparable companies in the same industry or industries.

1.73 “Measured Performance Level” means, with respect to any Calculation Period, the revenues of the Purchaser Parties or any of their subsidiaries (including the Company Group) related to the Business for such period, determined in accordance with IFRS.

1.74 “Merger Sub” means the Delaware corporation to be formed pursuant to Section 7.9 and to be named OMGH Merger Sub Corp.

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1.75 “Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

1.76 “Net Working Capital” means, as of Closing, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness), on a consolidated basis and as determined in accordance with IFRS.

1.77 “Net Working Capital Target” means (-A$3,400,000).

1.78 “Nominated Superannuation Fund” means the Company and its Subsidiaries’ nominated superannuation fund into which it pays the employee superannuation known as Australian Super, ABN 65 714 394 898 with SPIN/USI STA0100AU.

1.79 “Non-Compete Agreement” means the agreement governing the non-disclosure, non-competition and non-solicitation agreements with Shareholder, in the form attached hereto as Exhibit D.

1.80 “OldCo” means Openmarkets Group Ltd., ACN 159 661 453.

1.81 “Operating Subsidiaries” means the subsidiaries of OldCo that the Company acquired on August 30, 2022, including Cannon Trading PTY Ltd, OMRA Fund Pty Ltd, and Openmarkets (Holdings) Pty Ltd, and their respective subsidiaries, Openmarkets Australia Ltd, Openmarkets Trading Pty Ltd, Tradefloor Holdings Pty Ltd, and their respective subsidiaries, HUIC Nominees Pty Ltd, Openmarkets Nominees Pty Ltd, Tradefloor Pty Ltd., and Tradefloor IPCO Pty Ltd.

1.82 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

1.83 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

1.84 “PCAOB” means the Public Company Accounting Oversight Board.

1.85 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Predecessor; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS, as applicable).

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1.86 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.87 “Personal Data” means, with respect to any natural Person, (i) information that identifies or is capable of identifying a natural Person such as (a) non-public information, such as a national identification number, passport number, social security number, driver’s license number; (b) health or medical information, such as insurance information, medical prognosis, diagnosis information or genetic information; (c) financial information, such as a policy number, payment information, tax identification number, credit history, any code or password that would permit access to a bank account, and/or bank account number; (d) sensitive personal data, such as mother’s maiden name, race, marital status, gender or sexuality, background check information, judicial data such as criminal records, or Internet protocol addresses relating to use of websites or assigned to a person; (e) biometric data; and/or (f) genetic data; or (ii) “personal information”, “personally identifiable information”, “personal data” or any similar term or other information that is explicitly defined as a regulated category of information under any applicable Privacy Law.

1.88 “Predecessor Rights” means the right to receive one-tenth of one Predecessor Share upon closing of the Transactions.

1.89 “Predecessor Shares” means the shares of the Predecessor’s common stock, par value $0.000001 per share.

1.90 “Predecessor Units” means a unit of Predecessor comprised of one Predecessor Share and one Predecessor Right including all “units” described in the IPO Prospectus.

1.91 “Privacy Laws” means all applicable international, federal, state, provincial or local (including, but not limited to Australian, United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any of its Subsidiaries) Laws, rules, regulations, mandatory directives, or other governmental requirements relating to data privacy, trans-border data flow, data protection, privacy, or use of Personal Data, including without limitation the Australian Privacy Act 1988 (Cth), as amended including the Notifiable Data Breaches Scheme (NDB), EU General Data Protection Regulation 2016/67 and more specific rules or Laws by member states (such as in the case of employee data, as applicable, the United Kingdom Data Protection Act of 2018 and the UK General Data Protection Regulation), and any and all similar Laws relating to privacy, security, data protection, data availability, destruction, data breach, and security incident notification, including any regulations promulgated under each of the foregoing, and any and all successor or supplemental laws thereof.

1.92 “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry, or investigation before or by a Governmental Authority or an arbitrator.

1.93 “Purchaser” means the Australian corporation to be formed pursuant to Section 7.9 and to be named OMGL Holdings Limited.

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1.94 “Purchaser Fundamental Representations” means the representations and warranties of the Purchaser Parties set forth in Section 6.1 (Corporate Existence and Power), Section 6.2 (Authorization), Section 6.5 (Finders’ Fees) and Section 6.7 (Capitalization).

1.95 “Purchaser Parties” means the Predecessor and the Purchaser and any of their respective Subsidiaries from time to time.

1.96 “Purchaser Right” means the right to receive one-tenth of one Purchaser Share upon closing of the Transactions, each of which is to be issued in the Redomestication Merger in exchange for a Predecessor Right.

1.97 “Purchaser Shares” means the ordinary shares of the Purchaser.

1.98 “Purchaser Units” means a unit of Purchaser comprised of one Purchaser Share and one Purchaser Right including all “units” described in the IPO Prospectus of Predecessor, each of which to be issued in the Redomestication Merger in exchange for a Predecessor Unit.

1.99 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.100 “Registration Rights Agreement” means the agreement governing the resale of the shares, rights, warrants and units of the Purchaser owned by the Shareholder and certain Purchaser stockholders, in the form attached hereto as Exhibit E.

1.101 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.102 “SEC” means the U.S. Securities and Exchange Commission.

1.103 “Securities Act” means the Securities Act of 1933, as amended.

1.104 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by any member of the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by any member of the Company Group.

1.105 “SGA” means the Australian law Superannuation Guarantee (Administration) Act 1992 (Cth).

1.106 “SGC” means the charge payable under the SGA.

1.107 “Shareholder Fundamental Representations” means the representations and warranties of the Shareholder set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Ownership of Company Securities), Section 4.7 (Accredited Investor and Bad Actor Status), and Section 4.8 (Finders and Brokers).

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1.108 “Shareholder Written Consent” means a written consent evidencing the approval of this Agreement, the Additional Agreements, and the Acquisition Contribution and Exchange by the Requisite Shareholder Vote.

1.109 “SIS” means the Australian law Superannuation Industry (Supervision) Act 1993 (Cth).

1.110 “Sponsor” means Broad Capital LLC, a Delaware limited liability company.

1.111 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.112 “Tangible Personal Property” means all material tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

1.113 “Target Broker-Dealer” means Openmarkets Australia Limited, an Australian limited company.

1.114 “Target Performance Level” means, for a given Calculation Period, the sum of the figures in the column marked “Target Performance Level Revenue” on Schedule 3.10 attached hereto for each of the 12 months in that Calculation Period.

1.115 “Tax” means any federal, state, territory local or foreign (including Australia) tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, retirement, superannuation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

1.116 “Tax Act” means the Income Tax Assessment Act 1936 of Australia.

1.117 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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1.118 “Taxing Authority” means the Internal Revenue Service, ATO, any other comparable government agency or authority in Australia, and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax, in the United States or elsewhere.

1.119 “Transactions” means any and all of the transactions contemplated or provided for under this Agreement and each of the Additional Agreements.

1.120 “Treasury Regulation” means the regulations of the U.S. Internal Revenue Service.

1.121 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.122 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.123 “$” means U.S. dollars, the legal currency of the United States.

Article II

REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Predecessor shall be merged with Merger Sub, the separate corporate existence of Merger Sub shall cease and Predecessor shall continue as the surviving corporation and a wholly-owned subsidiary of Purchaser.

2.2 Redomestication Merger Effective Time. Purchaser, Predecessor, and Merger Sub shall cause the Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, and any and all other required declarations and documentations, in accordance with the relevant provisions of the DGCL, and by filing all required declarations and documentations for the merger under the Australian Companies Act. The effective time of Redomestication Merger shall be the time of the acceptance of the Redomestication Merger Certificate, or such later time as specified in the Redomestication Merger Certificate, being the “Redomestication Merger Effective Time.”

2.3 Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Predecessor, which shall include the assumption by the Predecessor of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Closing, and the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall cease and the Certificate of Incorporation and Bylaws of the Predecessor shall continue and be unaffected by the Redomestication Merger.

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2.4 Effect on Issued Securities of Predecessor.

(a) Conversion of Predecessor Shares.

(i) At the Redomestication Merger Effective Time, each issued and outstanding Predecessor Share (other than those described in Section 2.4(c) below) shall by operation of law be converted automatically into the right to receive one Purchaser Share. At the Redomestication Merger Effective Time, all Predecessor Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Predecessor Shares immediately prior to the Redomestication Merger Effective Time, as evidenced by the stockholder register of Predecessor (the “Stockholder Register”), shall cease to have any rights with respect to such Predecessor Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Predecessor Shares shall be exchanged for a certificate representing the same number of Purchaser Shares upon the surrender of such certificate in accordance with Section 2.5.

(ii) Each holder of Predecessor Shares listed on the Stockholder Register shall thereafter have the right to receive the same number of Purchaser Shares only.

(b) Conversion of Predecessor Rights and Predecessor Units. At the Redomestication Merger Effective Time, each Predecessor Right and each Predecessor Unit shall be converted into the right to receive one Purchaser Right and one Purchaser Unit, respectively. At the Redomestication Merger Effective Time, each Predecessor Right and each Predecessor Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Rights and Purchaser Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Predecessor Rights and Predecessor Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time, as if each Purchaser Right and Purchaser Unit was a Predecessor Right and a Predecessor Unit, respectively. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance a sufficient number of Purchaser Shares for delivery upon the exercise of the Purchaser Rights and the Purchaser Units after the Redomestication Merger Effective Time.

(c) Cancellation of Predecessor Shares Owned by Predecessor. At the Redomestication Merger Effective Time, if there are any Predecessor Shares that are owned by Predecessor as treasury shares or any Predecessor Shares owned by any direct or indirect wholly owned subsidiary of Predecessor immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

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(d) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of the Predecessor or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5 Surrender of Predecessor Shares. All securities issued upon the surrender of the Predecessor Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Predecessor Shares shall also apply to the Purchaser Shares issued pursuant to the Redomestication Merger.

2.6 Lost, Stolen, or Destroyed Certificates. In the event any certificates previously evidencing Predecessor Shares shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.5; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

2.7 Section 368 Reorganization. For U.S. federal income tax purposes, Predecessor and Merger Sub intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Predecessor and Merger Sub is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Predecessor and Merger Sub hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (x) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Predecessor and Merger Sub, the officers and directors of Predecessor and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Article III

ACQUISITION CONTRIBUTION AND EXCHANGE

3.1 Acquisition Contribution and Exchange. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, immediately (or within a reasonable amount of time not to exceed two (2) Business Days) after the Redomestication Merger Effective Time, Shareholder shall contribute all of the Company Shares to Purchaser in exchange for the Exchange Consideration thereby completing the Acquisition Contribution and Exchange.

3.2 Closing. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Acquisition Contribution and Exchange (the “Closing”) shall take place promptly after the Redomestication Merger at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW Suite 900, Washington, D.C., 20001, Attention: Andrew M. Tucker on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Shareholder and the Purchaser may mutually agree upon. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Shareholder shall deliver all of the Company Shares to the Purchaser, and the Purchaser Parties shall cause the Purchaser to receive the Estimated Closing Exchange Consideration. In addition, on the Closing Date, the Purchaser shall deposit the Adjustment Escrow Shares, the Earnout Escrow Shares and the Indemnification Escrow Shares with the Escrow Agent as set forth in Section 3.4.

3.3 Board of Directors. The Parties shall use best efforts to ensure that, immediately after the Closing, the Purchaser’s board of directors shall consist of seven (7) directors, which shall include not less than four (4) independent directors under Nasdaq rules requiring a majority of directors to be independent, with two of such directors to be designated by the Sponsor (one of which shall be independent). The remainder of the directors, both independent and not independent, shall be designated by the Company prior to the Closing.

3.4 Exchange and Escrow. On or prior to the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”), or an agreed-upon depositary bank, as applicable, (1) for the benefit of the Shareholder, for exchange in accordance with this Article III, the number of Purchaser Shares sufficient to deliver the aggregate Estimated Closing Exchange Consideration payable to the Shareholder pursuant to this Agreement as set forth in the Estimated Closing Consideration Spreadsheet (such shares of Purchaser Common Stock, the “Exchange Fund”) and (2) in its capacity as the Escrow Agent, the Escrow Shares, to be held and released in accordance with this Agreement and the Escrow Agreement. Purchaser shall cause Continental or the depositary bank as applicable, pursuant to irrevocable instructions, to pay the Estimated Closing Exchange Consideration to Shareholder on the Closing Date out of the Exchange Fund in accordance with the Estimated Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

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3.5 Exchange Procedures. On the Closing Date, Purchaser shall cause Continental to deliver to Shareholder, the Estimated Closing Exchange Consideration, represented by certificate or book-entry, upon Purchaser’s receipt of all of Shareholder’s Company Shares, which shall represent all outstanding securities of the Company, together with executed stock powers in a form reasonably acceptable to Purchaser and its legal counsel.

3.6 Estimated Closing Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Purchaser a spreadsheet (as finalized pursuant to this Section 3.6, the “Estimated Closing Consideration Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Closing, based, when relevant, on assumptions reasonably acceptable to Purchaser which are described in detail in the Estimated Closing Consideration Spreadsheet:

(i) the name and address of record of the Shareholder and the number and class, type or series of shares of Company Shares held by the Shareholder;

(ii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(1) the Estimated Closing Exchange Consideration;

(2) the Estimated Closing Net Indebtedness, including the ARC Share Payment;

(3) the Estimated Net Working Capital;

(4) the number of Adjustment Escrow Shares; and

(5) the aggregate number of Indemnification Escrow Shares, including any adjustments made thereto in accordance with Section 3.11, Section 9.1 and Schedule 5.15.

(iii) any explanatory or supporting information, including calculations, as Purchaser may reasonably request, including but not limited to the amount owed to each creditor of the Company, bank statements and other evidence reasonably necessary to confirm such calculations, details regarding each Action, if any, being added to Schedule 5.15, as updated, and the details regarding the amount of any settlement and/or final adjudication of any Action being removed from Schedule 5.15. If requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Consideration Spreadsheet and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Consideration Spreadsheet and make any appropriate adjustments to the Estimated Closing Consideration Spreadsheet prior to the Closing in accordance with this section and Section 9.1. The Estimated Closing Consideration Spreadsheet shall be prepared in accordance with IFRS and otherwise in accordance with this Agreement.

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(b) The contents of the Estimated Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Purchaser, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Estimated Closing Consideration Spreadsheet. Under no circumstances shall Purchaser be responsible for the calculations or the determinations regarding such calculations in the Estimated Closing Consideration Spreadsheet and the Parties agree that Purchaser shall be entitled to rely on the Estimated Closing Consideration Spreadsheet in making payments under this Article III.

(c) The Estimated Closing Consideration Spreadsheet may be updated pursuant to Section 3.11 hereto, which updates may be made during the five (5) Business Days prior to the Closing following the delivery of the Estimated Closing Consideration Spreadsheet.

(d) For the purpose of clarification, nothing contained in this Section 3.6 or in the Estimated Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 7.1(a) to obtain Purchaser’s prior consent to the issuance of any securities; or (ii) alter or amend the definitions of the Closing Exchange Consideration or the Escrow Shares.

3.7 Closing Exchange Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, an authorized officer of Purchaser shall deliver to the Indemnified Party Representative and the Shareholder a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Closing and (ii) a good faith calculation of the Closing Net Indebtedness and Net Working Capital, in each case, as of the Closing, and the resulting Closing Exchange Consideration calculated in reasonable detail for each component thereof, along with the amount owed to each creditor of the Company, and bank statements and other evidence reasonably necessary to confirm such calculations. The Closing Statement shall be prepared, and the Closing Net Indebtedness and Net Working Capital and the resulting Closing Exchange Consideration and Adjustment Exchange Consideration, if any, shall be determined in accordance with IFRS and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, may make inquiries of an authorized officer of Purchaser and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Shareholder or the Indemnified Party Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to an authorized officer of Purchaser and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Adjustment Objection Statement”). If an Adjustment Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Closing Exchange Consideration set forth therein. If an Adjustment Objection Statement is delivered within such thirty (30) day period, then the Shareholder and the Indemnified Party Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Shareholder and the Indemnified Party Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the “Independent Expert” for final resolution of the dispute in accordance with Section 3.7(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Indemnified Party Representative and the Shareholder, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Indemnified Party Representative and the Shareholder cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Washington, D.C. Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 3.7. The Parties acknowledge that any information provided pursuant to this Section 3.7 will be subject to the confidentiality obligations of Section 9.6.

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(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 3.7 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 3.7(c). Each of the Shareholder and the Indemnified Party Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Shareholder in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Shareholder, and all other costs and expenses incurred by the Indemnified Party Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Indemnified Party Representative and the Shareholder to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Shareholder and the Indemnified Party Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 3.7. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Shareholder and the Indemnified Party Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Indemnified Party Representative and the Shareholder and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

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(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Closing Exchange Consideration as finally determined in accordance with this Section 3.7, less (y) the Estimated Closing Exchange Consideration that was issued at the Closing (including the Escrow Shares), pursuant to the Estimated Closing Consideration Spreadsheet.

(i) If the Adjustment Amount is a positive number, then the Parties shall, within ten (10) Business Days after such final determination of the Closing Exchange Consideration, provide joint written instructions to the Escrow Agent to distribute to the Shareholder the Adjustment Escrow Shares and the Purchaser shall issue to the Shareholder a number of Purchaser Shares equal to the Adjustment Amount, divided by $10.00 (with each Purchaser Share valued at $10.00 for such purposes). Such additional Purchaser Shares and Adjustment Escrow Shares shall be considered additional Closing Exchange Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Parties shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Purchaser a number of Adjustment Escrow Shares (and Indemnification Escrow Shares to the extent the Adjustment Escrow Shares are insufficient) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at $10.00). Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. If the number of Purchaser Shares distributed to Purchaser is less than the entire amount of Adjustment Escrow Shares, the Parties shall promptly instruct the Escrow Agent to immediately distribute the balance of the Adjustment Escrow Shares to the Shareholder.

(iii) This Section 3.7(d) and the final determination of the Closing Exchange Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 3.7.

(e) To the maximum extent permitted by applicable Law, any payment made under this Section 3.7 shall be treated for all Tax purposes as an adjustment to the Exchange Consideration.

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3.8 Section 351 Transfer. For U.S. federal income tax purposes, each of the Parties intends that the Redomestication Merger, together with the Acquisition Contribution and Exchange will qualify as a single tax-free transaction and constitute a “reorganization” within the meaning of Section 368(a) of the Code to which each of Predecessor, Purchaser, Merger Sub, and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger and Acquisition Contribution and Exchange for the Acquisition Intended Tax Treatment. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger and the Acquisition Contribution and Exchange is determined not to qualify for the Acquisition Intended Tax Treatment.

3.9 Withholding. Purchaser, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, territory, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Earnout Exchange Consideration.

(a) As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for a Calculation Period within the Earnout Period exceeds the Earnout Threshold for such Calculation Period, the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Purchaser Shares (each, an “Earnout Payment”), equal to the product of (rounded to the nearest whole share) (i) one-half of the Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period, divided by (B) the Target Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period; provided, that in no event shall Shareholder become entitled to receive (w) a single Earnout Payment in excess of 1,000,000 Purchaser Shares, (x) total Earnout Payments in excess of 2,000,000 Purchaser Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Earnout Escrow Shares for a Calculation Period if the Measured Performance Level for such Calculation Period does not exceed the Earnout Threshold for such Calculation Period. For the avoidance of doubt and by way of example only, assuming (1) the first Calculation Period is the period commencing on July 1, 2023 and ending on June 30, 2024, (2) the Target Performance Level for such Calculation Period is A$16,297,096.22, (3) the applicable Earnout Threshold is A$13,037,676.97, and (4) the Measured Performance Level for such Calculation Period is A$15,000,000, the calculated Earnout Payment for such Calculation Period would be 602,046 Purchaser Shares, which is equal to the following: 0.5 * 2,000,000 * (A$15,000,000 – A$13,037,676.97) / (A$16,297,096.22 - A$13,037,676.97).

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(b) Within thirty (30) days after the end of each Calculation Period, Purchaser shall deliver to the Indemnified Party Representative and the Shareholder a statement (the “Earnout Calculation Statement”) setting forth in reasonable detail its determination of the Measured Performance Level for the applicable Calculation Period and its calculation of the resulting Earnout Payment (in each case, an “Earnout Calculation”). The Earnout Calculation Statement shall be prepared and determined in accordance with IFRS and otherwise in accordance with this Agreement.

(c) Upon delivery of the Earnout Calculation Statement, Purchaser shall ensure that each of the Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Purchaser Parties and/or the Company Group relating to the calculation of the Measured Performance Level and the preparation of the Earnings Calculation Statement. The Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, may make inquiries of the Purchaser Parties’ and/or Company Group’s personnel and advisors regarding questions concerning or disagreements with the Earnout Calculation Statement arising in the course of their review thereof, and Purchaser and the Company shall ensure that each of the Purchaser Parties and the members of the Company Group provide reasonable cooperation in connection therewith. If either the Shareholder or the Indemnified Party Representative (each, a “Representative Party”) has any objections to the Earnout Calculation Statement, such Representative Party shall deliver to the Purchaser, Company and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Earnout Calculation Statement, then each Representative Party will have waived its right to contest the Earnout Calculation Statement and all determinations and calculations set forth therein. If an Earnout Objection Statement is delivered within such thirty (30) day period, then the Shareholder and the Indemnified Party Representative shall negotiate in good faith to resolve any such objections for a period of up to twenty (20) days thereafter. If the Shareholder and the Indemnified Party Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the “Independent Expert” for final resolution of the dispute in accordance with the same procedures that apply to Closing Statement disputes and Adjustment Objection Statements outlined in Section 3.7.

(d) Purchaser’s obligation to pay each of the Earnout Payments to Shareholder in accordance with Section 3.10(a) is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment and the obligation to pay an Earnout Payment to Shareholder shall not obligate Purchaser to pay any preceding or subsequent Earnout Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then Purchaser would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, but not the Earnout Payment for the first Calculation Period.

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(e) If the applicable Earnout Calculation Statement indicates that an Earnout Payment has been earned, the Purchaser shall make such payment to the Shareholder not later than (i) if no Earnout Objection Statement has been delivered by either the Shareholder or the Indemnified Party Representative, forty (40) days after delivery of the Earnout Calculation Statement is delivered to the Shareholder, or, (ii) if an Earnout Objection Statement has been delivered as provided in Section 3.10(c), then no later than ten (10) days following final resolution of such Earnout Objection Statement in accordance with Section 3.10(c), by providing joint written instructions with the Shareholder to the Escrow Agent to distribute to the Shareholder the applicable number of Earnout Payment. Such additional Purchaser Shares shall be considered additional Closing Exchange Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(f) Subject to the terms of this Agreement and the Additional Agreements, subsequent to the Closing, the Shareholder shall not have any discretion or right to provide input or direction with regard to any matters relating to the operation of the Business; provided, that Purchaser shall ensure that none of the Purchaser Parties or any member of the Company Group shall, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments that may otherwise be payable hereunder. Shareholder agrees and acknowledges that Purchaser has no obligation to ensure that any of the Purchaser Parties or any member of the Company Group operate the Business in order to achieve any Earnout Payment or to maximize the amount of any Earnout Payment.

3.11 Company Investigations and Disputes Losses.

(a) At the Closing, the Purchaser shall deposit the Indemnification Escrow Shares with the Escrow Agent. The Indemnification Escrow Shares shall serve as security for all indemnification claims that the Purchaser may have pursuant to Article XII for any Company Investigations and Disputes Losses incurred by the Company. The attached Schedule 3.11 provides a value assigned to each Action set forth on Schedule 5.15, and, in accordance with Sections 3.6 and 9.1, shall be amended prior to Closing, as may be required hereby, in connection with the preparation of the Estimated Closing Consideration Spreadsheet. The Parties shall follow the procedures set forth in Article XII with respect to notification and defense of any Actions and payment of a Company Investigations and Disputes Loss following Closing. Once any Action listed on Schedule 5.15, as may be amended prior to Closing, is settled or finally adjudicated in accordance with Article XII and either Party’s entitlement to receive some of all of the Indemnification Escrow Shares with respect to such Action has been determined in accordance with Article XII (a “Release Event”), the Parties shall promptly provide joint instructions to the Escrow Agent to deliver the applicable number of Indemnification Escrow Shares (or other Escrow Shares if the Indemnification Escrow Shares for such identified matter have been exhausted) to Purchaser or Shareholder, as applicable.

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(b) Releases to the Shareholder. Within 30 days after each Release Event, so long as the Escrow Agent continues to hold, or control, any Indemnification Escrow Shares, Purchaser shall deliver to the Shareholder and the Indemnified Party Representative a statement (the “Indemnification Escrow Statement”) setting forth (i) the number of Indemnification Escrow Shares that continue to be held or controlled by the Escrow Agent as of the date of such statement (the “Indemnification Escrow Balance”), and (ii) the aggregate of the values shown on Schedule 3.11 with respect to Company Investigations and Disputes shown thereon that remain unresolved and for which a right of indemnification still exists pursuant to Section 12.1 below (collectively, the “Remaining CID Value”). The Indemnification Escrow Statement shall be prepared, and the Indemnification Escrow Market Value and Remaining CID Value, if any, shall be determined in accordance with this Agreement. In the event that the Indemnification Escrow Statement shows that the Remaining CID Value is less than the result of (a) the Indemnification Escrow Balance, times (b) $10.00, then the Indemnified Party Representative and Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder a number of Escrow Shares equal to the Indemnification Escrow Balance less the result of (a) the Remaining CID Value, divided by (b) $10.00. If the Shareholder or the Indemnified Party Representative has any objections to the Indemnification Escrow Statement, the Shareholder and the Indemnified Party Representative shall have the same rights with respect thereto, and the Parties shall resolve the same in accordance with the same procedures, that apply to Closing Statement disputes and Adjustment Objection Statements outlined in Section 3.7.

(c) Notwithstanding the foregoing Sections 3.11(a) and (b), (i) upon the 2nd anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or Proceeding with respect to any Action listed on Schedule 3.11 and there are more than 200,000 Indemnification Escrow Shares remaining in the Escrow Account, the Indemnified Party Representative and the Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder a number of Indemnification Escrow Shares as required to reduce the number of Indemnification Escrow Shares held by the Escrow Agent to 200,000 Indemnification Escrow Shares, and (ii) upon the 6th anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or Proceeding with respect to any Action listed on Schedule 3.11, the Indemnified Party Representative and the Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder the number of Indemnification Escrow Shares then remaining in the Escrow Account.

Article IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Except as set forth in the disclosure schedules delivered by the Shareholder to the Purchaser Parties simultaneously with the execution of this Agreement (the “Shareholder Disclosure Schedule”), the Shareholder hereby represents and warrants to the Purchaser Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Purchaser Parties on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Shareholder Disclosure Schedule, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Shareholder on a consolidated basis with its Subsidiaries.

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4.1 Corporate Existence and Power. The Shareholder is a company duly organized, validly existing and in good standing under the Laws of Australia, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Shareholder has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Shareholder. The Shareholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Shareholder. Schedule 4.1 lists all jurisdictions in which the Shareholder is qualified to conduct business as a foreign corporation or other entity.

4.2 Authorization. The Shareholder has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and thereby. This Agreement and all Additional Agreements to which the Shareholder is or shall be a party, including the Transactions, have been duly authorized by all necessary action on the part of the Shareholder, including by each of (a) the Shareholder’s equity holders, as applicable, and (b) a majority of the Board of Directors of the Shareholder (the “Requisite Shareholder Vote”), as evidenced by the Shareholder Written Consent. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Shareholder is a party will constitute, a valid and legally binding agreement of the Shareholder enforceable against the Shareholder in accordance with their respective terms.

4.3 Government Approvals. Neither the execution, delivery nor performance by the Shareholder of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than the filings required by the DGCL, except for (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, and (iii) any applicable filing and approval requirements under the FATA. Except as set forth on Schedule 4.3, no filings are required to be made with any regulator or Governmental Authority before or after Closing in connection with the transfer of the Company Shares to the Purchaser Parties.

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4.4 Non-Contravention. None of the execution, delivery or performance by the Shareholder of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Shareholder, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Shareholder, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Shareholder or require any payment or reimbursement or to a loss of any material benefit relating to its business to which the Shareholder is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Shareholder or any of the assets of the Shareholder is or may be bound, (c) result in the creation or imposition of any Lien on the Shareholder, (d) cause a loss of any material benefit relating to its business to which the Shareholder is or may be entitled under any provision of any Permit or Contract binding upon the Shareholder, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Shareholder, except, in the cases of (b) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Ownership of Company Securities. The Shareholder is the record and beneficial owner of the Company Shares to be contributed to the Purchaser pursuant to Article III hereof, free and clear of any and all Liens, which Company Shares represent all of the outstanding securities of the Company. The Shareholder has the power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Shares, free and clear of any and all Liens. Except for this Agreement, the Shareholder is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Shares.

4.6 Litigation. There is no Action (or any basis therefor) pending against the Shareholder, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or by the Additional Agreements. There are no outstanding judgments or Tax liens against the Shareholder. The Shareholder is not, nor has previously been, to the knowledge of the Shareholder, subject to any Proceeding with any Governmental Authority.

4.7 Accredited Investor and Bad Actor Status. The Shareholder (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.

4.8 Finders and Brokers. Except as set forth in Schedule 4.8, the Shareholder has not incurred and will not incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Transactions.

4.9 Disclosure. No representations or warranties made by the Shareholder in this Agreement (as modified by the Shareholder Disclosure Schedule) or the Additional Agreements to which the Shareholder is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Shareholder Disclosure Schedule and the Additional Agreements to which the Shareholder is a party, any fact necessary to make the statements or facts contained therein not materially misleading.

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4.10 Shareholder’s Investigation and Reliance. The Shareholder has made its own independent investigation, review and analysis regarding the Purchaser Parties and the Transactions, which investigation, review and analysis were conducted by the Shareholder together with expert advisors, including legal counsel, that they have engaged for such purpose. Shareholder and its representatives have been provided with full and complete access to the Purchaser Parties, their respective representatives, and the Purchaser Parties’ properties, offices, plants and other facilities, books and records of the Purchaser Parties and other information that they have requested in connection with their investigation of the Purchaser Parties and the Transactions. The Shareholder is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Purchaser Parties, or any of their respective representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser Parties pursuant to this Agreement. The Shareholder acknowledges that none of the Purchaser Parties, nor any of their respective stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Purchaser Parties.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser Parties simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company and the Shareholder hereby represent and warrant to the Purchaser that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Purchaser Parties on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Company Disclosure Schedule, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a private limited company duly incorporated, validly existing and in good standing under the Laws of Australia, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. Schedule 5.1 lists all jurisdictions in which a member of the Company Group is qualified to conduct business as a foreign corporation or other entity.

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5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party, including the Transactions, have been duly authorized by all necessary action on the part of the Company, including by each of (a) the Shareholder and (b) a majority of the Board of Directors of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority on the part of the Company other than the filing of certain related documents required by the Australian Companies Act, except for (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, (iii) any applicable filing and approval requirements under FATA, and (iv) any applicable post-closing filings required by the Australian Securities and Investments Commission (“ASIC”).

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or by which any of the Company Shares or any of the assets of any member of the Company Group is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Shares, (d) cause a loss of any material benefit relating to the Business to which any member of the Company Group is or may be entitled under any provision of any Permit or Contract binding upon any member of the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of any member of the Company Group, except, in the cases of (b) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

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5.5 Capitalization.

(a) The capital of the Company is 15,000,100 ordinary shares, which are issued and outstanding as of the date hereof. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Shares are owned legally and beneficially by the Shareholder, and immediately prior to the Closing, all of the issued and outstanding Company Shares will be owned legally and beneficially by the Shareholder. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by Purchaser. Except for the Company Shares, no other class of share capital of the Company is authorized or issued or outstanding.

(b) There are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; (b) to the Knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (c) disputes, controversies, demands or claims as to any Company Shares.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents.

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5.8 Corporate Records. All proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of shareholders or the equivalent documents of the Company and of each Subsidiary are complete and accurate. The register of shareholders or the equivalent documents and minute book records of the Company and of each Subsidiary relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, and all proceedings of the board of directors, including committees thereof, and shareholders since the date of inception of the Company and each Subsidiary, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by any member of the Company Group, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. Except as set forth in Schedule 5.10, no Contracts binding upon any member of the Company Group or by which any of the Company Shares, or any of the assets of any member of the Company Group are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions.

5.11 Financial Statements.

(a) Attached hereto as Schedule 5.11(a) are true, complete and correct copies of the audited consolidated balance sheets of OldCo and its Subsidiaries dated as of June 30, 2022, and 2021, and the related statements of income, changes in stockholders’ equity and cash flows, including the notes thereto, for the fiscal years ended June 30, 2022, and 2021, which set forth the audited financial information of the Operating Subsidiaries (collectively, the “Annual Financial Statements”), and attached hereto as Schedule 5.11(b) are true, complete, and correct copies of (y) the consolidated balance sheet of OldCo and the Operating Subsidiaries, and the related statement of income, from July 1, 2022 through August 31, 2022, and (z) the consolidated balance sheet of the Company and the Operating Subsidiaries, and the related statement of income, from September 1, 2022 through September 30, 2022 ((y) and (z) are together, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements are, and will be, complete and correct in all material respects and fairly present, and will present, in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the consolidated financial position of OldCo and its Subsidiaries, and the Company and the Operating Subsidiaries, as applicable, as of the dates thereof and as of the Closing, as applicable, and the consolidated results of operations of OldCo and its Subsidiaries, and the Company and the Operating Subsidiaries, as applicable, for the periods reflected therein, have been and will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and at Closing will have been updated and presented in accordance with PCAOB requirements for companies with a class of securities registered with the SEC, which updates shall not result in any material changes to either the Annual Financial Statements or the Interim Financial Statements, in each case taken as a whole. The Financial Statements (i) were prepared from the Books and Records of OldCo and its Subsidiaries and the Company, as applicable; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of OldCo’s and its Subsidiaries’ or the Company’s, as applicable, financial condition as of their respective dates; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to OldCo and its Subsidiaries or the Company, as applicable, with respect to the periods then ended.

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(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since July 1, 2022, the Company has no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(d) The Financial Statements accurately reflect as required in accordance with IFRS the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

(e) The Company and its Subsidiaries own all of the assets that were owned by OldCo and its Subsidiaries as of June 30, 2022, and that were used by OldCo and its Subsidiaries to generate their revenues for the year ended June 30, 2022, as reflected in the Annual Financial Statements, except for assets that were transferred or sold after June 30, 2022, in the ordinary course of business and except for the stock in each of Bee Wealth Pty Ltd and Opentrader Pty Ltd. The audited financial statements of OldCo for the year ended June 30, 2022 do not include any material amount of revenue of any Subsidiary of OldCo except of the Operating Subsidiaries.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of any member of the Company Group are accurate, complete, and authentic in all material respects; the Books and Records have been properly and accurately kept and accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary; and the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to each member of the Company Group:

(a) transactions are executed only in accordance with management’s authorizations in all material respects;

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s and such member of the Company Group’s historical practices and to maintain asset accountability in all material respects;

(c) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS;

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(d) access to assets is permitted only in accordance with management’s authorization;

(e) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(f) all accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

5.13 Absence of Certain Changes. Since July 1, 2022, except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreement or in connection with the Transactions, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect on the Company; (c) no member of the Company Group has taken any action and no event has occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to Assets.

(a) The Tangible Personal Property has no material defects, is in good operating condition and repair, functions in accordance with its intended uses (ordinary wear and tear excepted), has been properly maintained, and meets all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company.

(b) Except as set forth on Schedule 5.14(b), each member of the Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the most recent Financial Statements or acquired after the date of the most recent Financial Statements other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, and no such asset is subject to any Liens other than Permitted Liens. The assets owned, leased or licensed by the Company Group constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15: (a) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company threatened against or affecting, any member of the Company Group, any of their officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions or have a Material Adverse Effect on the Company; (b) there are no outstanding judgments against any member of the Company Group that would reasonably be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement or have a Material Adverse Effect on the Company upon the Company; and (c) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority.

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5.16 Contracts.

(a) Schedule 5.16 lists all Contracts, oral or written (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $150,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $150,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than for at-will employment), (B) has severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of any member of the Company Group;

(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company in excess of $100,000;

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) “shrink wrap” licenses, and (B) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by any member of the Company Group, with a dollar value individually not in excess of $100,000, (2) any Contract related to open source software, or (3) any Contract under which any member of the Company Group licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(viii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of any member of the Company Group to compete in any line of business or with any Person or in any geographic area;

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(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, material copyrights, trade secrets and other material Intellectual Property Rights of any member of the Company Group;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all such ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii) any Contract relating to the voting or control of the equity interests any member of the Company Group or the election of directors of any member of the Company Group (other than the Organizational Documents of the members of the Company Group);

(xiii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the Transactions or any of the Additional Agreements to which the Company is party;

(xiv) all Contracts with or pertaining to any member of the Company Group to which Shareholder or any Affiliate thereof is a party;

(xv) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases);

(xvi) all Contracts with an over-the-counter trading desk; all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(xvii) any Contract with any Governmental Authority;

(xviii) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of $200,000;

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any member of the Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions; and

(xx) any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person.

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(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect in all material respects, and neither any member of the Company Group nor, to the Company’s Knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the assets of any member of the Company Group, and (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any of Purchaser or its Affiliates. The Company previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as disclosed in Schedule 5.10, none of the execution, delivery or performance by the Company of this Agreement or the Additional Agreements to which the Company is a party or the consummation by the Company of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any member of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled under any provision of any Material Contract or requires the consent of any party to remain in effect after the Closing.

(d) Each member of the Company Group is in compliance, in all material respects, with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, including any licenses for individuals employed in the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, each member of the Company Group has all Permits necessary to operate the Business.

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5.18 Compliance with Laws.

(a) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of the Company or any other member of the Company Group, is in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since formation of the Company, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending or to the Knowledge of the Company, threatened alleging any such violation or noncompliance by any member of the Company Group. No member of the Company Group has been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Without limiting the generality of the foregoing, each member of the Company Group is, and since its respective formation, has been, in compliance in all material respects with: (i) every Law applicable to such member of the Company Group due to the specific nature of the Business, including Privacy Laws; and (ii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. No member of the Company Group has been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any violation of any Privacy Law or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, no member of the Company Group is under any investigations with respect to any such Law.

(b) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of any member of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) All Company Shares have been issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law.

5.19 Intellectual Property.

(a) Schedule 5.19(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and unregistered trademarks, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) social media handles, and (vi) software code, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”) and are material to the Business. Schedule 5.19(a) accurately specifies as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed.

(b) All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the Australia or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

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(c) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to any customer pursuant to a Contract is valid, subsisting and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Proceedings described in this clause (b) are or have been threatened in writing.

(d) The Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its Business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 5.19(d) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the transaction contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(e) The conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since its inception, as applicable, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Schedule 5.19(e) sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(f) To the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

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(g) Each current and former officer, employee agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any agreement described in this clause (g), and no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(i) The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. During the last twelve months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect on the Company, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(j) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

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(k) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data or contractors with respect to any Personal Data collected, obtained, or stored by or on behalf of the Company.

(l) No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(m) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. No Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(n) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that has required or obligated or could require or obligate the Company to distribute, disclose, or license any Owned Intellectual Property to any third party.

(o) Except as set forth Schedule 5.19(o), none of the software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of (i) OldCo’s and its Subsidiaries’ and (ii) the Company’s combined ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for OldCo’s and its Subsidiaries’ fiscal years ending June 30, 2021 and June 30, 2022, and for the Company’s three (3) month period ended September 30, 2022, showing the approximate total sales by OldCo and its Subsidiaries or the Company, as applicable, to each such customer and the approximate total purchases by OldCo and its Subsidiaries or the Company, as applicable, from each such supplier, during each such period, each on a consolidated basis.

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(b) Other than as contemplated in Schedule 5.13, no customer or supplier listed on Schedule 5.20(a) has (i) terminated its relationship with any member of the Company Group, (ii) materially reduced its business with any member of the Company Group or materially and adversely modified its relationship with any member of the Company Group, (iii) notified any member of the Company Group in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of any member of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by any member of the Company Group in the ordinary course of business consistent with past practice. The accounts payable of any member of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on the Company. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) Except as set forth in Schedule 5.21, no member of the Company Group is indebted to any Affiliate thereof and no Affiliates of the Company are indebted to any member of the Company Group.

(d) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivable or notes of any member of the Company Group which are owed by any Affiliate of a member of the Company Group as of September 30, 2022. Except as set forth on Schedule 5.21(c), no member of the Company Group is indebted to any of its Affiliates and no Affiliates of the Company are indebted to any member of the Company Group.

5.22 Pre-payments. No member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees; Employee Benefits.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of those employees designated by the Company as key personnel of the Company and/or its Subsidiaries, setting forth the name, title, current base salary or hourly rate for each such person, along with total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended June 30, 2021 and 2022.

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(b) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company and/or any Subsidiary, threatened against the Company and/or any Subsidiary. Further, neither the Company nor any Subsidiary has ever experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees.

(c) Except as set forth in Schedule 5.23(c), there are no pending or, to the Knowledge of the Company and/or any Subsidiary, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(d) Schedule 5.23(d) sets forth an accurate and complete list of all material Company and Subsidiary “Benefit Arrangements” including but not limited to employee share plans, long term and short term incentive plans and Fringe Benefits.

(e) With respect to each Benefit Arrangement, the Company has made available to Predecessor or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule prepared by the Company; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any member of the Company Group from the ATO regarding the Company Group’s compliance with its tax obligations in relation to such Benefit Arrangement and (vi) the most recent written results of all required compliance testing, if any.

(f) All Benefit Arrangements are in material compliance with the relevant laws and regulations.

(g) All taxes have been accurately calculated and remitted for any of the Benefit Arrangements made to a former or current employee.

(h) Except as otherwise disclosed, there are no material Actions or facts and circumstances that could result in a material Action with respect to a Benefit Arrangement.

(i) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of any member of the Company Group; (ii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

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(j) Neither the execution, delivery and performance of this Agreement or any Additional Agreements to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event), result in any payment (whether in cash or property) or the vesting of property that could reasonably be expected to result in the imposition of excise tax under 26 U.S. Code §4999. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of any such taxes.

(k) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), if any, is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

5.24 Superannuation.

(a) All employees of the Company that continue their employment with the Company or any of its Subsidiaries after Closing will continue to be members of the Nominated Superannuation Fund, or other superannuation fund as nominated by that employee following Closing.

(b) The Nominated Superannuation Fund is:

(i) a regulated superannuation fund under SIS;

(ii) a complying superannuation fund for the purposes of SIS and the Tax Act; and

(iii) has not provided notice to the Company Group:

(A) that it is technically insolvent for the purposes of SIS; and

(B) that it has received notice from the Australian Securities and Investments Commission or the Australian Prudential Regulatory Authority directing it not to accept contributions.

(c) The Company Group has complied with its obligations under the SGA and the SIS; and

(d) The Company Group has correctly paid into the Nominated Superannuation Fund or other superannuation fund as nominated by an employee, the SGC for all former and current employees.

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5.25 Employment Matters.

(a) Schedule 5.25 sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally. The Company has previously delivered to the Predecessor true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of any member of the Company Group.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) to the Knowledge of the Company and/or any Subsidiary, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

(iii) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or any Subsidiary, threatened before any applicable Authority relating to employees the Company or any Subsidiary.

(c) Neither the Company or any Subsidiary has engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company and each Subsidiary has been and is currently in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, reasonable accommodation, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes.

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(e) No audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company and/or any Subsidiary, are threatened to be conducted by any Governmental Authority with respect to applicable Laws regarding employment or labor.

(f) Except as set forth on Schedule 5.23(c), there is no, and there has been no, written notice provided to the Company or any Subsidiary of any pending or, to the Knowledge of the Company or any Subsidiary, threatened claim or litigation relating to, or any complaint or allegation of, any violation of applicable Laws relating to employment or labor, including but not limited those set forth above in Section 5.23(d), against the Company or any Subsidiary that remains pending; nor is there any pending obligation for the Company or any Subsidiary under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(g) The Company and each Subsidiary has complied with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and neither the Company nor any Subsidiary currently employs, or has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Governmental Authority is currently being conducted, pending or, to the Knowledge of the Company and/or any Subsidiary, threatened to be conducted in respect to any foreign workers employed by the Company and/or any Subsidiary.

(h) Except as set forth on Schedule 5.25(h), (i) the employment of each employee of the Company and its Subsidiaries is terminable in accordance with the FWA or applicable award or other industrial instrument, as applicable, (ii) no key employee or officer of the Company or any Subsidiary has given written notice of their resignation from their employment with the Company or Subsidiary as the case may be, and (iii) and the Company or any Subsidiary has not terminated, or taken steps to terminate, the employment of any key employee or officer of the Company or any Subsidiary.

(i) All employment agreements for all former and current employees of the Company or any Subsidiary contain an appropriate intellectual property clause assigning all intellectual property rights contained within any material intellectual property developed, conceived, created, discovered, produced or otherwise generated by the employee during the course of their employment.

(j) All former and current independent contractors, directors/officers and consultants of the Company Group have entered into an appropriate instrument to assign all intellectual property rights contained within any intellectual property used, exploited, developed, conceived, created, discovered, produced or otherwise generated by the current independent contractors, directors/officers or consultants during the course of their engagement.

(k) Except as otherwise disclosed in Schedule 5.25(k), to the Knowledge of the Company, no former or current employee, independent contractor, director/officer or consultant of the Company or any Subsidiary has materially breached any intellectual property covenants with the Company or any Subsidiary.

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(l) With regard to any individual who performs or performed services for the Company or any Subsidiary and who is not treated as an employee for Tax purposes by the Company or Subsidiary, the Company or Subsidiary has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes, and neither the Company nor any Subsidiary has any material Liability by reason of any individual who performs or performed services for any of them, in any capacity, being improperly excluded from participating in any plan. Each individual engaged by Company or any Subsidiary as an independent contractor or consultant is, and has been, properly classified by the Company or Subsidiary as an independent contractor, and neither the Company nor any Subsidiary has received any notice from any Governmental Authority or Person disputing such classification.

(m) The Company and/or any of its Subsidiaries has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or any Subsidiary or third-parties who interacted with current and/or former employees of the Company or any Subsidiary. With respect to each such written claim with potential merit, the Company and/or each Subsidiary has taken corrective action. Further, no allegations of sexual harassment have been made to the Company or any Subsidiary against any individual in his or her capacity as director or an executive officer of the Company Group.

(n) The Company and each Subsidiary has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority (whether in Australia or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company and each Subsidiary has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company and each Subsidiary has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company and each Subsidiary’s workplace.

(o) As of the date hereof, there have been no material audits by any Governmental Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company or any Subsidiary that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Company. The Company and each Subsidiary is in compliance in all material respects with OSHA and there are no pending appeals of any Governmental Authority’s decision or fines issued in relation to OSHA.

(p) Except as set forth on Schedule 5.25(p), the Company or any Subsidiary has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

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5.26 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by and duly accrued on the accounting records of the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Further, all fees owing to any independent contractors have been or will be paid by and duly accrued on the accounting by and duly accrued on the accounting records of the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.27 Real Property.

(a) Schedule 5.27(a) contains the legal description and street address of all real property owned by the Company and any of its Subsidiaries and includes the name of the record title holder thereof (“Owned Real Property”) and a list of all Liens recorded against the Owned Real Property. With respect to each such parcel of Owned Real Property: (i) the Company or a Subsidiary has good, valid and indefeasible title in fee simple absolute to each parcel of such Owned Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and except for installments of special assessments not yet delinquent; (ii) the Company or a Subsidiary has all land use and access (ingress and egress) rights required for the conduct of the Business, and there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, lawsuits or administrative actions relating to the Owned Real Property adversely affecting the current use or occupancy thereof; (iii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (iv) there are no unrecorded interests encumbering any portion of the Owned Real Property including, without limitation, oil, gas or other mineral rights leases, easements, tenancies, licenses, occupancies, rights of possession claims, encroachments or prescriptive easements; and (v) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b) Schedule 5.27(b) sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company or a Subsidiary holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

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5.28 Tax Matters.

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the Knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has no material liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Contribution and Exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Financial Statements reflect accruals in accordance with IFRS for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of June 30, 2022 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since June 30, 2022 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

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5.29 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of any member of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

5.30 Finders’ Fees. With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any Affiliate thereof who might be entitled to any fee or commission from Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the Transactions, except as reflected on Schedule 5.30.

5.31 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.33 International Trade Matters; Anti-Bribery Compliance.

(a) Each member of the Company Group currently is and, for the past five years (or since its inception, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including, if applicable, the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including, if applicable, the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations; and (vi) importation of goods, including, if applicable, Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

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(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company or any of its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries (acting on behalf of the Company or any of its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.34 Not an Investment Company. No member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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5.35 Affiliate Transactions.

(a) Schedule 5.35 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any Subsidiary on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries. Each Affiliate Transaction entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) The Company, any of its Subsidiaries, the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times since the Company Formation Date and the inception date of each Subsidiary, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Knowledge of the Company, neither the Company nor any Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Subsidiary (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company or any Subsidiary); and

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company nor any Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary).

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5.37 Broker-Dealer Matters.

(a) Openmarkets Australia Limited, an Australian limited company (the “Target Broker-Dealer”), is, and has been at all times since January 1, 2020, licensed under the Australian Companies Act as a broker-dealer with ASIC and is, and has been since such date, in compliance in all material aspects with the applicable provisions of the Australian Companies Act and the regulations and rules promulgated thereunder applicable to broker-dealers. The Target Broker-Dealer is, and has been at all times since such date, a market participant of the Australian Securities Exchange Ltd (“ASX”), National Stock Exchange of Australia (“NSX”), Cboe Australia (“Cboe”), and each other domestic or foreign securities broker-dealer self-regulatory organization (each an “SRO”) of which it at any time was required to be a member, and is, and has been at all times since such date, in compliance in all material respects with all applicable rules and regulations of ASX, NSX, and Cboe and any other applicable SRO, as well as with the terms of its membership agreement with ASX, NSX, and Cboe and any applicable SRO, including all net capital requirements and protection of investment funds and securities. The Company has provided or otherwise made available to Purchaser Parties prior to the date of this Agreement a current version of the Target Broker-Dealer’s membership agreement with ASX, NSX, and Cboe and any other SRO, and neither ASX, NSX, or Cboe nor any such SRO has notified the Company or the Target Broker-Dealer of any intent to terminate or modify such membership agreement. The Target Broker-Dealer is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered.

(b) Each of the Target Broker-Dealer’s officers, employees, and independent contractors who is required to be registered, licensed, or qualified with any Governmental Authority as a registered principal, registered representative, or salesperson is duly and properly registered, licensed or qualified as such and such Licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Target Broker-Dealer nor any respective “representative” or “corporate representative” (within the meaning of the Australia Companies Act of the Target Broker-Dealer is ineligible or disqualified pursuant to Australia Companies Act to act as a broker-dealer or as an “ representative” or “corporate representative” of a registered broker-dealer, and neither the Target Broker-Dealer nor any respective “representative” or “corporate representative” of the Target Broker-Dealer is disqualified from being an “representative” or “corporate representative” of the Target Broker-Dealer’s under ASIC’s guidelines, bylaws or rules. There is no civil or administrative action pending or, to the Company’s Knowledge, threatened that, if resolved adversely to the Target Broker-Dealer or its respective, “representative” or “corporate representative” that would result in the Target Broker-Dealer or any such “representative” or “corporate representative” from becoming subject to a statutory disqualification under the Australia Companies Act.

(c) The Target Broker-Dealer has timely filed all reports, registrations, declarations, notices, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority (including ASIC), including all reports, registrations, declarations, notices, statements and filings required under the Australia Companies Act, except for such filings which the failure to make or to make timely would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of their respective dates, all such reports, registrations, declarations, notices, statements, and other filings complied in all material respects with the Laws enforced or promulgated by the Governmental Authority with which they were filed. Except as set forth in Schedule 5.37(c) and except for normal examinations conducted by an SRO in the regular course of the business of the Target Broker-Dealer, no Governmental Authority, or SRO has initiated since January 1, 2020 any proceeding or investigation into the business or operations of the Target Broker-Dealer or any of its employees, agents, brokers or representatives. Except as set forth in Schedule 5.37(c), there is no unresolved violation, criticism, or exception by any SRO with respect to any report or statement relating to any examination of the Target Broker-Dealer, other than any such violations, criticisms or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(d) The Target Broker-Dealer has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms, and reports filed with ASIC or any Governmental Authority.

(e) The Target Broker-Dealer is not subject to any Order prohibiting it from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(f) The Company has provided or otherwise made available to Purchaser Parties prior to the Signing Date a true and correct copy of the Target Broker-Dealer’s Australian Financial Services License reflecting all amendments thereto filed with ASIC prior to the date of this Agreement (“AFSL”).

(g) The Company has provided or otherwise made available to Purchaser Parties prior to the date of this Agreement true and correct copies of all examination reports with respect to any examination of the Target Broker-Dealer conducted by any Governmental Authority or SRO. Any issues raised with respect to examination reports with respect to any examination of the Target Broker-Dealer conducted by any Governmental Authority prior to such date have been addressed and fully and finally resolved, other than any such issues that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or as set forth in Schedule 5.37(g).

(h) The Target Broker-Dealer has adopted and implemented written policies and procedures that are reasonably designed to comply with the applicable federal and state securities and commodities laws, rules and regulations including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervisions, books and records, risk assessment and continuing education and the rules of any SRO having jurisdiction, and all such policies and procedures comply in all material respects with applicable Laws, and there has not been any material violation of any such policy or procedure except as set forth in Schedule 5.37(h).

(i) To the Knowledge of the Company, there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to (a) cause the Australian Foreign Investment Review Board to object to the Transactions or (b) cause ASIC or any SRO to revoke or restrict in any material respect the License of the Target Broker-Dealer to operate as a broker-dealer as a result of the consummation of the Transactions.

5.38 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and (ii) determined that the Transactions are in the best interests of the Shareholder.

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5.39 Company’s Investigation and Reliance. Company has made its own independent investigation, review and analysis regarding the Purchaser and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its representatives have been provided with full and complete access to the Purchaser, its representatives, and the Purchaser’s books and records and other information that it has requested in connection with its investigation of the Company and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Purchaser or any of its representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement. The Company acknowledges that none of the Purchaser nor any of its stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Purchaser.

5.40 Other Information. No information provided by the Company to the Purchaser to facilitate due diligence in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, taken as a whole, contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Predecessor hereby, on the date hereof and each of the other Purchaser Parties when formed, jointly and severally, represent and warrant to the Company that, except as set forth: (a) in the Purchaser Parties SEC Documents, or (b) the disclosure schedules delivered by the Purchaser Parties to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Shareholder and the Company on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Purchaser Disclosure Schedules, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement.

6.1 Corporate Existence and Power. Predecessor is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub, when formed, will be a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Purchaser, when formed, will be a public limited company duly incorporated, validly existing and in good standing under the Laws of Australia. The Purchaser Parties have, or shall have, all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate their properties and assets and to carry on their businesses as presently conducted and as proposed to be conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Purchaser Parties, taken together.

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6.2 Corporate Authorization. Except as set forth in Schedule 6.2, the execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which any of them is a party) and the consummation by each of the Purchaser Parties of the Transactions hereby and thereby are or will be within the corporate powers of such Purchaser Parties and have been or will be duly authorized by all necessary corporate action on the part of the Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Purchaser Shareholder Approval and the authorization and approval of this Agreement, Redomestication Merger and the Acquisition Contribution and Exchange. This Agreement has been or will be duly executed and delivered by the Purchaser Parties and it constitutes or will constitute a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, and upon the Purchaser Parties’ execution and delivery, the Additional Agreements (to which any of them is a party) will constitute, a valid and legally binding agreement of the applicable Purchaser Party, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with or notice to any Governmental Authority on the part of the Purchaser Parties, except (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, (iii) any applicable filing and approval requirements under FATA, and (iv) any applicable post-closing filings required by ASIC.

6.4 Non-Contravention. Except as set forth on Schedule 6.4, the Purchaser Parties are not in material violation of any of the provisions of their respective Organizational Documents. Except as set forth on Schedule 6.4, the execution, delivery and performance by the Purchaser Parties of this Agreement and any Additional Agreements to which a Purchaser Party is a party do not and will not (i) contravene or conflict with the respective Organizational Documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Purchaser Party, (iii) result in the creation or imposition of any Lien on any of the Purchaser Shares, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Purchaser Parties, except, in each case of clauses (i), (ii) and (iii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together.

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6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and as set forth on Schedule 6.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the Transactions or any of the Additional Agreements.

6.6 Issuance of Shares. Other than with respect to restrictions set forth in the Escrow Agreement and set forth herein with respect to the Escrow Shares, the Exchange Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the respective Organizational Documents of the Purchaser Parties.

6.7 Capitalization.

(a) Predecessor. Predecessor is authorized to issue a maximum of 100,000,000 Predecessor Shares, of which 13,149,966 are outstanding as of the date hereof. A total of 14,210,986 Predecessor Shares are reserved for issuance with respect to the Predecessor Rights and Predecessor Units, and, except as contemplated by this Agreement or as set forth on Schedule 6.7(a), no other shares of capital stock or other voting securities of Predecessor are issued, reserved for issuance or outstanding. All issued and outstanding Predecessor Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Predecessor’s Organizational Documents or any contract to which Predecessor is a party or by which Predecessor is bound. Except as set forth in Predecessor’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Predecessor to repurchase, redeem or otherwise acquire any Predecessor Shares or any capital equity of Predecessor. Except as set forth in Schedule 6.7(a), there are no outstanding contractual obligations of Predecessor to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in the IPO Prospectus or on Schedule 6.7(a), there are no (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Predecessor; (ii) to the Knowledge of the Predecessor, agreements with respect to any of the Predecessor Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Predecessor Shares.

(b) Purchaser. Upon formation, there will be the minimum number of allowed authorized Purchaser Shares authorized, of which the minimum Purchaser Shares will be issued and outstanding at such time, and, except as set forth in this Agreement with respect to the Redomestication Merger or the Equity Incentive Plan or on Schedule 6.7(b), no other shares or other securities of Purchaser will be issued, reserved for issuance or outstanding at the time of formation of Purchaser and until the Closing. All issued and outstanding Purchaser Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser will be a party or by which Purchaser will be bound. Except as will be set forth in Purchaser’s Organizational Documents, this Agreement, or Schedule 6.7(b), there will be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Share(s) or any share capital or equity of Purchaser. There will be no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for obligations of Predecessor that are assumed by Purchaser as a result of the Redomestication Merger.

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(c) Merger Sub. Upon formation, there will be the minimum number of allowed authorized shares of common stock, par value $0.0001 per share, of Merger Sub authorized (the “Merger Sub Common Stock”), of which one (1) share of Merger Sub Common Stock will be issued and outstanding at such time. No other shares or other securities of Merger Sub will be issued, reserved for issuance or outstanding at the time of formation of Merger Sub and until the Closing. All issued and outstanding shares of Merger Sub Common Stock will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub will be a party or by which Merger Sub will be bound. Except as will be set forth in Merger Sub’s Organizational Documents and this Agreement, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser Parties or that is included in any Purchaser Parties SEC Documents). No material information provided by the Purchaser Parties to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Purchaser Parties’ public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

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6.9 Trust Fund. As of the date of this Agreement, Predecessor has at least $61,335,350.03 in the trust fund established by Predecessor for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser Parties SEC Documents to be inaccurate in any material respect or, to the Predecessor’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account, except as set forth in the Extension Proxy Statement with regard to the approval of the proposals voted upon at the Extension Special Meeting. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Predecessor and the Trust Agreement, including in connection with any redemptions by the Predecessor’s stockholders made in connection with the Extension Special Meeting. Predecessor has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Predecessor, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account, except as set forth in the Extension Proxy Statement. Since June 30, 2022, Predecessor has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions, the Predecessor shall have no further obligation under either the Trust Agreement or its Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10 Listing. As of the date hereof, the Predecessor Shares, Predecessor Units and Predecessor Rights are listed on the Nasdaq Stock Market, with trading symbols “BRAC,” “BRACU,” and “BRACR.” Predecessor is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Predecessor, threatened in writing against Predecessor by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Predecessor Shares, Predecessor Units and Predecessor Rights or terminate the listing of Predecessor on the Nasdaq Capital Market. Other than the Transactions, none of Predecessor or any of its Affiliates has taken any action in an attempt to terminate the registration of the Predecessor Shares, Predecessor Units and Predecessor Rights under the Exchange Act.

6.11 Reporting Company. Predecessor is a publicly-held company subject to reporting obligations pursuant to Section 12 of the Exchange Act, and the Predecessor Shares are registered pursuant to Section 12(b) of the Exchange Act. There are no outstanding loans or other extensions of credit made by Predecessor to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Predecessor, and Predecessor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

6.12 No Market Manipulation. Neither the Purchaser Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Predecessor Shares to facilitate the sale or resale of the Predecessor Shares or affect the price at which the Predecessor Shares may be issued or resold; provided, however, that this provision shall not prevent the Purchaser Parties from engaging in investor relations or public relations activities consistent with past practices.

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6.13 Board Approval. Predecessor’s and Purchaser’s respective boards of directors (including any required committee or subgroup of such boards) have, as of the date of this Agreement, or in the case of Purchaser, as of the date of its formation, will have, unanimously (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the shareholders of Predecessor and Purchaser, as applicable, and (iii) determined that the Transactions constitute a “Business Combination” as such term is defined in Predecessor’s and Purchaser’s Organizational Documents.

6.14 Purchaser Parties SEC Documents and Financial Statements.

(a) Each Purchaser Party, as applicable, has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by such Purchaser Party with the SEC since its respective formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by such Purchaser Party subsequent to the date of this Agreement and prior to the Closing (the “Additional Purchaser Parties SEC Documents”). Each Purchaser Party, as applicable, has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) such Purchaser Party’s Quarterly Reports on Form 10-Q for each fiscal quarter of such Purchaser Party beginning with the first quarter such Purchaser Party was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, proxy statements, including the Extension Proxy Statement, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14 filed by such Purchaser Party with the SEC since such Purchaser Party’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Purchaser Parties SEC Documents”). The Purchaser Parties SEC Documents were, and the Additional Purchaser Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser Parties SEC Documents did not, and the Additional Purchaser Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser Parties SEC Document or Additional Purchaser Parties SEC Document has been or is revised or superseded by a later filed Purchaser Parties SEC Document or Additional Purchaser Parties SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) The financial statements and notes contained or incorporated by reference in the Purchaser Parties SEC Documents and the Additional Purchaser Parties SEC Documents (collectively, the “Purchaser Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of each Purchaser Party, as applicable, as of the dates thereof and the results of operations of each Purchaser Party for the periods reflected therein. The Purchaser Parties Financial Statements (i) were (or will be, in the case of those that are Additional Purchaser Parties SEC Documents) prepared from the Books and Records of the applicable Purchaser Party; (ii) were (or will be, in the case of those that are Additional Purchaser Parties SEC Documents) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect (or will contain and reflect, in the case of those that are Additional Purchaser Parties SEC Documents) all necessary adjustments and accruals for a fair presentation of the applicable Purchaser Party’s financial condition as of their dates; and (iv) contain and reflect (or will contain and reflect, in the case of those that are Additional Purchaser Parties SEC Documents) adequate provisions for all material Liabilities for all material Taxes applicable to the applicable Purchaser Party with respect to the periods then ended. As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Documents. To the knowledge of the Purchaser Parties, none of the SEC Documents filed on or prior to the date hereof is undergoing an ongoing SEC review or investigation as of the date hereof.

(c) Except as set forth in Schedule 6.14(c) or as specifically disclosed, reflected or fully reserved against in the Purchaser Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since each Purchaser Party’s formation, including the redemptions by the Predecessor’s stockholders made in connection with the Extension Special Meeting and any resulting excise tax that may be accrued by any Purchaser Party in connection therewith pursuant to the Inflation Reduction Act of 2022, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser Parties. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Parties Financial Statements.

(d) The Purchaser Parties (including any employee thereof) have not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser Parties, (ii) any fraud, whether or not material, that involves the Purchaser Parties’ respective management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser Parties or (iii) any claim or allegation regarding any of the foregoing.

6.15 Litigation. There is no Action (or any basis therefor) pending against any Purchaser Party, any of their respective officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. The Purchaser Parties are not, nor have previously been, to the knowledge of the Purchaser Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. The Purchaser Parties are not in violation of, have not violated, are not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Purchaser Parties, is there any basis for any such charge and the Purchaser Parties have not previously received any subpoenas by any Governmental Authority.

6.17 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

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6.18 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties, each a “Purchaser Parties Person”) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any Sanctions Laws or any Orders administered by the OFAC, DDTC, or BIS; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with the Transactions that was received from any Sanctioned Country that is sanctioned under Sanctions Law or any Order.

6.19 Not an Investment Company. No Purchaser Party or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.20 Tax Matters.

(a) (i) The Purchaser Parties have duly filed all income and other material Tax Returns which are required to be filed them, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Purchaser Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Purchaser Parties for which a Lien may be imposed on any of Purchaser Parties’ assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Purchaser Parties have withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Purchaser Parties in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Purchaser Parties have not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Purchaser Parties; (viii) Purchaser Parties have not received any written request from a Taxing Authority in a jurisdiction where Purchaser Parties have not paid any Tax or filed Tax Returns asserting that Purchaser Parties are or may be subject to Tax in such jurisdiction; (ix) Purchaser Parties are not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Purchaser Parties have no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) no Purchaser Party is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Purchaser Parties have not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) Purchaser Parties are not aware of any fact or circumstance, nor have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Contribution and Exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Purchaser Parties Financial Statements reflect accruals in accordance with U.S. GAAP for all current or historical Taxes of the Purchaser Parties, as applicable, that are unpaid or payable as of September 30, 2022 (except for any inaccuracies that are not material), and, except as set forth in Schedule 6.20(c), the Purchaser Parties have not incurred any liability for Taxes since September 30, 2022, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

(d) No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing by any Taxing Authority with respect to Purchaser Parties. There is no outstanding claim, assessment or deficiency made in writing against Purchaser Parties for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of Purchaser Parties, threatened, in each case, that has not been resolved.

(e) Within the past six (6) years, Purchaser Parties have not received written notice of any claim from a Taxing Authority in a jurisdiction in which Purchaser Parties do not file Tax Returns stating that Purchaser Parties are or may be subject to Tax in such jurisdiction, that has not since been resolved.

(f) All payments by, to or among Purchaser Parties and their respective Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) Predecessor is not engaged in a trade or business nor does it have a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States of America.

6.21 Purchaser’s Investigation and Reliance. Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Purchaser together with expert advisors, including legal counsel, that they have engaged for such purpose. Purchaser and its representatives have been provided with full and complete access to the Company, Shareholder, their respective representatives, and the Company’s properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Purchaser is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary, Shareholder, or any of their respective representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement. Purchaser acknowledges that none of the Company, Shareholder, nor any of their respective stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

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Article VII
COVENANTS OF THE COMPANY AND THE PURCHASER PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Party shall, and the Company and Shareholder shall cause its respective Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions (excluding immaterial amendments to existing or ongoing transactions) without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, except as contemplated by this Agreement, without the written consent of all parties (which shall not be unreasonably withheld), the Company agrees that it shall not and each other member of the Company Group shall not, the Predecessor agrees that it shall not, the Purchaser agrees that it shall not, and the Shareholder agrees that it shall not, except as set forth on Schedule 7.1(a):

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $100,000, except for in ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $75,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $75,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

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(vii) authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(viii) obtain or incur any loan or other Indebtedness, in excess of $25,000, including drawings under existing lines of credit;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $25,000;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) allow any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $25,000 to lapse by its terms, not including any voluntary non-renewal by the insurer, in which case such Party will use commercially reasonable efforts to replace such non-renewed policy;

(xiii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xv) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xvi) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or

(xvii) undertake any legally binding obligation to do any of the foregoing.

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(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the Transactions, neither the Company and the Shareholder, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company, the Shareholder, or the Purchaser Parties (other than the Transactions): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company, the Shareholder, or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company, the Shareholder, and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company, the Shareholder, or of the Purchaser Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other Party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section.

(c) Notwithstanding anything in this Section 7.1 to the contrary, the Purchaser Parties shall cause a liquidation of Predecessor to be initiated following the Redomestication Merger and prior to the Acquisition Contribution and Exchange, such that all assets of Predecessor are, or shall be, transferred to and all liabilities of the Predecessor are, or shall be, assumed by Purchaser (the “Liquidation”). The Parties each acknowledge that the Liquidation is expected to be a ‘taxable’ transaction for Tax purposes. In connection with the Liquidation, Predecessor shall cause all of the Contracts to which the Predecessor is a party to be assigned to and assumed by Purchaser, including by obtaining any necessary third party consents to such assignments.

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7.2 Access to Information. From the date hereof until and including the Closing Date, the Company, the Shareholder, the Predecessor, and the Purchaser shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to each other Party, its legal counsel and other representatives such information relating to the business of the Company, the Shareholder, the Predecessor, or the Purchaser as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, the Shareholder, or the Purchaser Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Shareholder, the Predecessor, or the Purchaser. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Predecessor, or the Purchaser or any of the Company’s, the Predecessor’s, or the Purchaser’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The parties acknowledge that:

(i) Predecessor’s shareholders must approve the Transactions prior to the Contribution and Exchange contemplated hereby being consummated and that, in connection with such approval, Predecessor must call a special meeting of its shareholders requiring Predecessor to prepare and file with the SEC a Proxy Statement (as defined in Section 9.5);

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(ii) the Predecessor will be required to file Quarterly and Annual reports that may be required to contain information about the Transactions; and

(iii) the Predecessor will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Predecessor or the Purchaser makes with the SEC that requires information about the Transactions to be included, the Company and the Shareholder will each, and will each use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Predecessor and the Purchaser, (ii) respond to questions about the Company and the Shareholder required in any filing or requested by the SEC, and (iii) provide any information requested by the Predecessor or the Purchaser in connection with any filing with the SEC.

(c) Company and Shareholder Cooperation. The Company and Shareholder each acknowledges that a substantial portion of the filings with the SEC and mailings to Predecessor’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company, the Shareholder, and its respective management, operations and financial condition. Accordingly, the Company and the Shareholder each agrees to as promptly as reasonably practical provide the Predecessor with such information as shall be required by the SEC and federal securities Laws to be included in any such filing with the SEC, as determined in the reasonable discretion of Predecessor, in consultation with its legal counsel, for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company, the Shareholder, and its respective shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company and the Shareholder each understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company and the Shareholder shall each cause its managers, directors, officers and employees to be reasonably available to the Predecessor and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company and the Shareholder expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Shareholder). If, at any time prior to the Closing, any event or circumstance relating to the Company, the Shareholder, or any Subsidiary thereof, or their respective officers or directors, should be discovered by the Company or the Shareholder, which should be set forth in an amendment or a supplement to the Proxy Statement, the Company or the Shareholder, as the case may be, shall promptly inform the Predecessor. The Predecessor shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Shareholder with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company and the Shareholder shall reasonably cooperate in connection therewith. The Predecessor will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to Predecessor, is required by the SEC and United States securities Laws to be included therein.

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7.5 Financial Information. The Company shall deliver to the Purchaser Parties as promptly as possible after the Signing Date, and no later than February 19, 2023, audited financial statements of OldCo and its Subsidiaries as of and for the years ended June 30, 2022 and 2021, all prepared in conformity with IFRS under the standards of the PCAOB, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited 2021/2022 Financial Statements”). The Audited 2021/2022 Financial Statements, and such other audited financial statements as the SEC may require, among other things, will be (a) prepared from the Books and Records of OldCo and its and the Company, as applicable; (b) prepared on an accrual basis in accordance with IFRS; (c) contain and reflect all necessary adjustments and accruals for a fair presentation of OldCo’s or the Company’s, as applicable, financial condition as of their dates; and (d) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to OldCo and its Subsidiaries or the Company, as applicable, with respect to the periods then ended. The Company shall provide to the Purchaser Parties the unaudited reviewed financial statements of OldCo and its Subsidiaries and the Company, as required under the applicable rules and regulations and guidance or other requirement of the SEC, to be included in the Proxy Statement or the Closing Form 8-K (including pro forma financial information and pro forma adjustments that comply with Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC)), as promptly as practicable following the Signing Date (with respect to the September 30, 2022 quarter) and following the end of each quarterly period thereafter (and in any event no later than 60 calendar days following the end of such quarterly period)(the “Proxy Interim Financial Statements”). The Company will provide consolidated interim monthly information for each month, as promptly as practicable following the end of such month (and in any event no later than 20 calendar days following the end of each month). The Company will also provide to the Purchaser Parties as promptly as practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following its delivery of the Audited 2021/2022 Financial Statements): (i) the related pro forma adjustments for OldCo and its Subsidiaries and the Company necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Audited 2021/2022 Financial Statements and the Proxy Interim Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Purchaser Parties in the preparation thereof, (ii) all selected financial data of OldCo and its Subsidiaries and the Company, as necessary for inclusion in the Proxy Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if OldCo and its Subsidiaries and the Company were subject thereto) as necessary for inclusion in the Proxy Statement (together with the Required Financials, the “Initial Financial Information”). The Company shall also provide to the Purchaser Parties as promptly as practicable after the date hereof, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement. The Audited 2021/2022 Financial Statements and all other financial statements the Company is required to deliver pursuant to this Section 7.5 will fairly present in all material respects, in conformity with IFRS applied on a consistent basis in all material respects, the financial position of OldCo and its Subsidiaries and the Company as of the dates thereof and the results of operations of OldCo and its Subsidiaries and the Company for the periods reflected therein.

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7.6 Trust Account. The Company and the Shareholder each acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to shareholders of Purchaser holding Purchaser Shares who shall have validly redeemed their Purchaser Shares upon acceptance by Purchaser of such Purchaser Shares, (b) the documented out-of-pocket expenses of the Purchaser Parties and the Company, incurred in each case in good faith and on an arm’s length basis in connection with identifying, investigating, negotiating, and consummating the Transactions, to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO, (d) deferred advisor fees and other obligations owed to third parties, and (e) the remaining monies in the Trust Account to the Purchaser.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Predecessor (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Predecessor in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Purchaser shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

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(c) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 Notice of Changes. The Company and the Shareholder shall each give prompt written notice to the Purchaser Parties of (a) any representation or warranty made by the Company or the Shareholder contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company or the Shareholder contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or the Shareholder Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty. The Purchaser Parties shall give prompt written notice to the Company and the Shareholder of (a) any representation or warranty made by the Purchaser Parties contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.3(b) would not be satisfied, (b) any breach of any covenant or agreement of the Purchaser Parties contained in this Agreement such that the condition set forth in Section 10.3(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on any Purchaser Party; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Purchaser Disclosure Schedule or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

7.9 Formation of Merger Sub and Purchaser. As promptly as practicable after the Signing Date, no later than the day immediately prior to the Effective Time, Predecessor shall cause Merger Sub to be formed under the laws of the State of Delaware and Purchaser to be formed under the laws of Australia. Upon formation, Merger Sub and Purchaser shall each sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the Signing Date.

Article VIII
COVENANTS OF THE COMPANY AND THE SHAREHOLDER

The Company and the Shareholder agree that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay any and all Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

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8.2 Best Efforts to Obtain Consents. The Company and the Shareholder shall use their best efforts to obtain each required third party consent to the Transactions as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, (i) within forty-five (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser, for the first three quarters of the year, financial statements of the Company reviewed by the Company’s auditors, and (ii) the Company shall also promptly deliver to the Purchaser copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Company Written Consent; Requisite Company Vote. The Company and the Shareholder shall take no action to rescind, undo or otherwise adversely affect the approvals set forth in the Company Written Consent, the Requisite Company Vote, the Shareholder Written Consent, and the Requisite Shareholder Vote.

Article IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the Transactions. The Parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions. Without limiting the foregoing, the Parties agree that Schedules 3.11 and 5.15 shall be updated prior to the Closing, upon the reasonable agreement of the Predecessor and the Company, if and to the extent that they determine that (a) any additional Actions should be included thereon and Closing Exchange Consideration in the form of additional Escrow Shares assigned thereto, or (b) any matter listed thereon that has been finally settled or adjudicated and should be deleted, and the Escrow Shares assigned thereto removed, from Schedule 5.15 and the calculations for the Estimated Closing Consideration Spreadsheet.

9.2 Tax Matters.

(a) The Purchaser Parties hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of the Purchaser Parties, the Company, the Shareholder, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Redomestication Merger Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The Parties hereto shall use their reasonable best efforts to cause the Transactions to qualify for the Acquisition Intended Tax Treatment, and none of the Purchaser Parties, Merger Sub, the Company, the Shareholder, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Transactions from qualifying for the Acquisition Intended Tax Treatment.

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(b) Each of the Purchaser Parties, the Company, the Shareholder, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Contribution and Exchange), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Each party shall promptly notify the other party in writing (a “Tax Notice”) if, before the Closing Date, such party knows or has reason to believe that (i) the Redomestication Merger may not qualify for the Redomestication Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Redomestication Merger qualifying for the Redomestication Intended Tax Treatment) or (ii) the Contribution and Exchange may not qualify for the Acquisition Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Contribution and Exchange qualifying for the Acquisition Intended Tax Treatment). If either party sends a Tax Notice to the other party, it shall be accompanied by an explanation of the basis why the applicable Transaction may not be eligible for the intended tax treatment and the parties shall use their respective best efforts to determine whether this Agreement can be reasonably amended in order to facilitate the applicable intended tax treatment. In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, the Purchaser Parties will use its reasonable best efforts to cause Nelson Mullins Riley & Scarborough LLP to deliver such tax opinion to the Purchaser Parties; or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause its external U.S. tax counsel to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Nelson Mullins Riley & Scarborough LLP shall not be required to provide any opinion to any Party regarding the Acquisition Intended Tax Treatment.

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(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Closing. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Closing and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

9.3 Settlement of the Predecessor’s Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Purchaser Parties shall be settled and paid in full and all out-of-pocket expenses reasonably incurred by the Purchaser Parties or any of their respective officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination shall be reimbursed, each in accordance with Section 7.6 hereto; provided, however, that (a) all such material reimbursable Liabilities incurred prior to the Signing Date shall have been provided (either actual or estimated) to the Company prior to the Signing Date, and (b) all such material reimbursable Liabilities incurred between the Signing Date and the Closing Date shall be documented and either on arms’ length terms, or payable to unaffiliated third parties.

9.4 Compliance with Predecessor Agreements. The Company and the Purchaser Parties shall comply with all of the applicable agreements entered into in connection with the IPO, the material agreements of which are listed on Schedule 9.4 hereto, including that certain registration rights agreement, dated January 10, 2022, by and among Predecessor and the investors named therein.

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9.5 Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Predecessor shall prepare, with the assistance of the Company, and cause to be filed with the SEC the Proxy Statement of Predecessor (the “Proxy Statement”). The Proxy Statement shall be used for the purpose of soliciting proxies from Predecessor’s shareholders for the matters to be acted upon at the Predecessor Special Meeting and providing the public shareholders of Predecessor an opportunity in accordance with Predecessor’s organizational documents and the final IPO prospectus of Predecessor, dated January 10, 2022 (the “IPO Prospectus”) to have their Predecessor Shares redeemed in conjunction with the shareholder vote on the Purchaser Parties Shareholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Predecessor shareholders to vote, at a special meeting of Predecessor’s shareholders to be called and held for such purpose (the “Predecessor Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions contemplated hereby and thereby, including the Contribution and Exchange, by the holders of Predecessor Shares in accordance with Predecessor’s Organizational Documents, the Merger Sub’s Organizational Documents, the DGCL, the Australian Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) the Liquidation, (iii) adoption of the Organizational Documents of the Purchaser substantially in the form to be attached hereto as Exhibit F by an amendment following the Signing Date, (iv) election of the directors of Purchaser as set forth in Section 3.3 of this Agreement, (v) adoption of the Equity Incentive Plan; and (vi) such other matters as the Company and the Purchaser Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Contribution and Exchange and the other Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Parties Shareholder Approval Matters”), In connection with the Proxy Statement, Purchaser Parties and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation requirements set forth in Predecessor’s organizational documents, the DGCL, the Australian Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Purchaser Parties shall provide such information concerning the Purchaser Parties and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Purchaser Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Purchaser Parties and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to clear any SEC comments on the Proxy Statement as promptly as practicable after such filing. Each of the Purchaser Parties and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement. Promptly after all comments on the Proxy Statement are cleared with the SEC, the Purchaser Parties will cause the Proxy Statement to be mailed to shareholders of Predecessor.

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(c) Each of the Purchaser Parties and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement. Notwithstanding such cooperation however, the Purchaser Parties will be permitted, upon providing notice to the Company, to make such filings or responses to the SEC that, based on the advice of outside counsel to the Purchaser Parties, is required by the SEC and United States securities Laws to be included therein. If the Purchaser Parties or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended or supplemented in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) the Purchaser Parties, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. The Purchaser Parties and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Predecessor Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Predecessor Organizational Documents and the Company Organizational Documents. Each of the Company and the Purchaser Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that it receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each Party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Purchaser Parties, and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser Parties shall cause the Proxy Statement to be disseminated to Predecessor’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Predecessor’s Organizational Documents.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

9.7 Additional Financing; Minimizing Redemptions. Acknowledging the effects of the Extension Special Meeting and any redemptions from the Trust Account made by the Predecessor in connection therewith, the Company, the Predecessor, and the Purchaser will use their commercially reasonable efforts to maximize the amount in the Trust Fund just prior to Closing, and to consider various appropriate financing vehicles to assist in the Purchaser’s development following Closing. If the Purchaser Parties reasonably believe that the amount in the Trust Fund at Closing is likely to be insufficient to pay all expenses of the Parties and meet the requirements of Section 10.1(g), the Company and the Purchaser Parties will use their reasonable best efforts to secure additional investment capital for the Purchaser prior to Closing.

Article X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the Parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

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(b) There shall not be any Action brought by a third party that is not an Affiliate of the Parties hereto to enjoin or otherwise restrict the consummation of the Closing. Notwithstanding the foregoing sentence, the Parties agree that with respect to an Action brought by a third party to enjoin or otherwise restrict the consummation of the Closing that is reasonably capable of being resolved or settled within 30 days of such Action having been brought, the Parties will use their commercially reasonable efforts to cooperate with reach other and resolve or settle such Action.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained.

(d) The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement and Purchaser’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(e) All required filings, if any, under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(f) All required filings under FATA, if any, shall have been completed and any applicable approval shall have been received.

(g) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets.

(h) No Party shall have delivered a Tax Notice, which was unable of being remedied by the use of the best efforts of the Parties to amend this Agreement to achieve the intended tax treatment.

10.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company and the Shareholder shall have duly performed all of their respective covenants and obligations hereunder required to be performed by each of them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

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(b) All of the representations and warranties of the Shareholder contained in Article IV of this Agreement and of the Company contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Company, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article IV and Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article IV and Article V (or if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), subject to modification of Schedule 5.15 pursuant to Section 9.1 hereto, in the case of (ii), other than as have not in the aggregate had and would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company; it being understood and agreed that the Shareholder Fundamental Representations and the Company Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Shareholder Fundamental Representations and Company Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company, regardless of whether it involved a known risk.

(d) The Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company and by the Shareholder certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) and (m) of this Section 10.2.

(e) The Purchaser shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Shareholder authorizing this Agreement and the Transactions, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Registrar.

(f) The Purchaser shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser, and no such Governmental Approval shall have been revoked.

(g) The Purchaser shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(h) The Purchaser shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Purchaser and the Company, including, without limitation, the Employment Agreements, and the Non-Compete Agreements.

(i) The Purchaser shall have received copies of third party consents set forth on Schedule 10.2(i) in form and substance reasonably satisfactory to the Purchaser, and no such consents have been revoked.

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(j) The Purchaser shall have received evidence satisfactory to it that all assets, including intellectual property, used by the Company Group in the Business that are owned or licensed by Affiliates outside of the Company Group shall have been transferred to a member of the Company Group.

(k) The Purchaser shall have received evidence satisfactory to it that all Transactions between any member of the Company Group and any of their respective Affiliates outside of the Company Group are on arms-length terms or have been terminated.

(l) Closing Company Cash shall be not less than A$7,000,000.

10.3 Conditions to Obligations of the Company and the Shareholder. The obligations of the Company and the Shareholder to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s and Shareholders’ discretion, as applicable, of all of the following further conditions:

(a) The Purchaser and Predecessor shall each have duly performed all of its respective covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Purchaser Parties, taken together, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together; it being understood and agreed that the Purchaser Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) the Purchaser Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together, regardless of whether it involved a known risk.

(d) The Company and Shareholder shall have received a certificate signed by an authorized officer of Purchaser certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 10.3.

(e) The Purchaser Parties and Merger Sub shall have executed and delivered to the Company each Additional Agreement to which any of them is a party.

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(f) The Purchaser shall remain listed on Nasdaq and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Purchaser Party Exchange Consideration shall have been approved by Nasdaq.

(g) The Purchaser shall have adopted the Equity Incentive Plan on terms reasonably acceptable to the Purchaser and the Company, to be in effect at Closing, that permits securities to be awarded thereunder equal to an aggregate of not less than 5% of the issued Purchaser Shares computed immediately after Closing.

(h) If applicable, the Purchaser shall have entered into a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Purchaser Shares, which is in full force and effect and is enforceable in accordance with its terms.

(i) Merger Sub and Purchaser shall have been formed and shall have executed a joinder agreement to this Agreement.

(j) The Redomestication Merger Effective Time shall have occurred, and the Redomestication Merger shall have successfully completed, as contemplated by the terms hereof.

Article XI
TERMINATION

11.1 Termination.

(a) This Agreement may be terminated and the Redomestication Merger, Acquisition Contribution and Exchange and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser, by the mutual written consent of the Company and Purchaser duly authorized by each of their respective boards of directors;

(b) by the Purchaser, if any of the representations or warranties of the Shareholder set forth in Article IV or the representations or warranties of the Company set forth in Article V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Purchaser) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Company; provided, however. that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if the Purchaser is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

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(c) by the Company or the Shareholder, if any of the representations or warranties of the Purchaser set forth in Article VI shall not be true and correct, or if the Purchaser has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Purchaser; provided, however, that the Company or the Shareholder, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if the Company or the Shareholder, as applicable, is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by any of the Company, the Shareholder or the Purchaser:

(i) on or after June 30, 2023, or such later date agreed by the Parties in writing (the “Outside Date”), if the Contribution and Exchange shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Contribution and Exchange to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Purchaser Shareholder Approval Matters shall fail to receive the Required Purchaser Shareholder Approval at the Purchaser Special Meeting (unless such Purchaser Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by the Purchaser, (i) in the event that the Company has not delivered to Purchaser by February 19, 2023, or such later date as agreed by the Parties in writing, the Audited 2021/2022 Financial Statements in accordance with Section 7.5, or (ii) in the event any Action or other matter listed on Schedule 5.15 hereto or that arises due to a breach of Section 5.15 hereto (collectively, a “CID Action or Breach”) would prevent the Purchaser from closing the Transactions by the Outside Date or would prevent the Company from delivering the certificate certifying the satisfaction of the conditions specified in Section 10.2(d); provided, however, that for purposes of (ii), any Action or other matter that arises based on an SEC delay or injunction or as a result of any Government Authority action but is not, in either case, related to a CID Action or Breach, shall not be a basis for termination under this Section 11.1(e).

(f) by the Company, if it notified Purchaser in accordance with the terms of this Agreement that it wishes to pursue an Alternative Proposal.

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11.2 Breakup Fee and Expenses. In the event of the termination of this Agreement by either Party pursuant to Section 11.1(b) or 11.1(f), the Company shall pay Purchaser a breakup fee equal to $5,000,000 plus the amount of Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions hereunder. In the event of the termination of this Agreement by either Party pursuant to Section 11.1(e), the Company shall reimburse Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions hereunder. Any amounts payable to Purchaser under this Section 11.2 shall be paid in cash within three Business Days following such termination.

11.3 Effect of Termination. Subject to Section 11.2, in the event of the termination of this Agreement (other than termination pursuant to Section 11.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 9.6, Article XIII and this Section 11.3, which shall survive the termination of this Agreement), and there shall be no Liability on the part of the Purchaser or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for its willful misconduct or fraud.

Article XII
INDEMNIFICATION

12.1 Indemnification of Purchaser. Subject to the terms and conditions of this Article XII, and from and after the Closing Date, the Shareholder hereby agrees to indemnify and hold harmless Purchaser and/or any of its Affiliates and Subsidiaries (collectively, the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by an Indemnified Party, to the extent resulting from any breach or inaccuracy in any representation or warranty set forth in Section 5.15, any claim, threatened Action, Action or other matter identified on Schedule 5.15 (as such Schedule 5.15 may be updated until Closing), or the certificate delivered in satisfaction of the condition set forth in Section 10.2(d) to the extent it applies to Section 5.15 or Schedule 5.15 (collectively, “Company Investigations and Disputes Losses”). Except for claims against the Company or the Shareholder for fraud or willful misconduct, any liability of the Shareholder incurred pursuant to the terms of this Article XII shall be paid exclusively from the Indemnification Escrow Shares and, subject to the other provisions of this Article XII, from any other Escrow Shares then remaining, in each case valued at $10.00 per share, in accordance with the terms of the Escrow Agreement.

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12.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party Representative shall act as the sole representative of Purchaser with respect to all claims by the Indemnified Party under this Article XII. The Indemnified Party Representative shall give the Shareholder prompt notice (an “Indemnification Notice”) of any Action(s) that may give rise to Company Investigations and Disputes Losses (including with respect to a third-party action) with respect to which the Indemnified Party Representative seeks indemnification pursuant to Section 12.1 (a “CID Claim”), which shall describe in reasonable detail the Company Investigations and Disputes Loss or Losses that have been or may be suffered or incurred by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 12.1 or 12.2, except to the extent such failure materially and adversely affects the ability of the Shareholder to defend such claim.

(b) In the case of any CID Claims as to which indemnification is sought by the Indemnified Party Representative, the Indemnified Party Representative shall be entitled, at the sole expense and liability of the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1), to exercise full control of the defense, compromise or settlement thereof, unless, and except from and after the Shareholder shall (i) deliver a written confirmation to the Indemnified Party Representative that the indemnification provisions of Section 12.1 are applicable to such Action and the Shareholder will indemnify the Indemnified Party in respect of such Action pursuant to the terms of Section 12.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Shareholder’s liability for Company Investigations and Disputes Losses with respect thereto, (ii) notify the Indemnified Party Representative in writing of the intention of the Shareholder to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party Representative to conduct the defense of such CID Claim.

(c) If the Shareholder assumes the defense of any such CID Claim pursuant to Section 12.2(b), then the Indemnified Party Representative shall cooperate with the Shareholder in any manner reasonably requested in connection with the defense, and the Indemnified Party Representative shall have the right to be kept fully informed by the Shareholder and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Shareholder so assumes the defense of any such CID Claim, the Indemnified Party Representative shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the reasonable and documented fees and out-of-pocket expenses of such counsel employed by the Indemnified Party Representative shall be at the expense of the Purchaser unless (i) the Shareholder has agreed that the Shareholder will bear and pay such fees and expenses, or (ii) the named parties to any such CID Claim (including any impleaded parties) include the Indemnified Party and the Shareholder and the Indemnified Party Representative shall have been advised by its counsel that there may be a conflict of interest between the Indemnified Party and the Shareholder in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1).

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(d) If the Shareholder elects to assume the defense of any CID Claim pursuant to Section 12.2(b), the neither the Indemnified Party Representative nor the Purchaser shall pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Shareholder withdraws from or fails to adequately prosecute the defense of such asserted liability, or unless a final judgment is entered against the Indemnified Party for such liability. If the Shareholder does not elect to defend, or if, after commencing or undertaking any such defense, the Shareholder fails to adequately prosecute or withdraw such defense, the Indemnified Party Representative shall have the right to undertake the defense or settlement thereof, and the Shareholder will be responsible for all reasonable costs and expenses incurred in connection with such defense or settlement. Notwithstanding anything to the contrary, the Shareholder shall not be entitled to control, but may participate in, and the Indemnified Party Representative (at the expense of the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1(a))) shall be entitled to have sole control over, the defense or settlement of (x) that part of any CID Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such CID Claim involves criminal allegations against the Indemnified Party or (y) the entire CID Claim if such CID Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party Representative retains control of the CID Claim, the Indemnified Party Representative will not settle the subject claim without the prior written consent of the Shareholder, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party Representative assumes the defense of any such CID Claim pursuant to Section 12.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party Representative shall give the Shareholder prompt written notice thereof and the Shareholder shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, and, in each case, the Shareholder will be responsible for all reasonable costs and expenses incurred in connection therewith. The Shareholder shall not, without the prior written consent of the Indemnified Party Representative settle or compromise or consent to entry of any judgment with respect to any such CID Claim (i) in which any relief other than the payment of money damages is granted or paid, (ii) in which such CID Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such CID Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such CID Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) With respect to all CID Claims, all reasonable and documented out-of-pocket costs of the Indemnified Party Representative shall be promptly advanced by the Purchaser, and if and only if such costs are ultimately reimbursed by the Shareholder, the Purchaser shall be reimbursed for such advances at such time. Any recovery by the Indemnified Party Representative in a CID Claim shall be for the benefit of the Purchaser, it being understood that the Indemnified Party Representative shall act solely as a representative and agent of the Purchaser in pursuing CID Actions, by representing the interests of the shareholders of the Purchaser Parties that existed prior to the Contribution and Exchange.

12.3 Payment of Indemnified Losses. In the event that the Indemnified Party is entitled to any indemnification pursuant to this Article XII, Purchaser shall be paid exclusively from the Indemnification Escrow Shares, until exhausted, and then from any other Escrow Shares that may still be held by the Escrow Agent, if any, in accordance with the Escrow Agreement, until exhausted. All Escrow Shares shall be valued at $10.00 per share for all purposes hereunder, regardless of any change in market value. For the avoidance of doubt, in the event all Escrow Shares have been distributed prior to the Purchaser’s receiving full payment pursuant to this Article XII, then absent fraud, there shall be no further right of indemnification from Shareholder or obligation of payment by Shareholder hereunder. Any and all such indemnification payments shall be treated as an adjustment to the Exchange Consideration for Tax purposes, unless otherwise required by applicable Law.

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12.4 Materiality. For the purpose solely of determining the amount of Company Investigations and Disputes Losses resulting from a breach or non-fulfillment of any appliable representation or warranty, all materiality, “Material Adverse Effect,” or other similar qualifications included in any representation or warranty of the Company contained in this Agreement shall be disregarded.

12.5 Effect of Investigation. The representations and warranties of the Company or Purchaser and Merger Sub, as applicable, and the Indemnified Party’s right to indemnification hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf (or capable of being made by or on behalf of) of the Indemnified Party (including by any of their respective Representatives) or by reason of the fact that any Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Article XII, as the case may be.

12.6 Survival of Indemnification Rights. None of the representations and warranties contained in this Agreement (including schedules hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive except for the representations and warranties set forth in Section 5.15, any threatened Action, Action or other matter identified on Schedule 5.15, and the certificate delivered in satisfaction of the condition set forth in Section 10.2(d) to the extent it applies to Section 5.15 or Schedule 5.15, which representations and warranties shall survive as to each threatened Action, Action or other matter identified in Schedule 5.15 until the earlier of the expiration of the applicable statute of limitations with respect to the applicable threatened Action or Action or until such matter is finally terminated or otherwise resolved by and between the Indemnified Party Representative and the Shareholder under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

12.7 Certain Indemnification Matters. The Indemnified Party shall use commercially reasonable efforts to mitigate the amount of any Company Investigations and Disputes Losses to the extent required under applicable Law. The parties agree that Company Investigations and Disputes Losses indemnifiable hereunder shall not include punitive or exemplary damages (other than any such damages to the extent actually paid to a claimant in respect of a CID Claim).

12.8 Sole and Exclusive Remedy. Subject to the occurrence of, and from and after, the Closing (and the determination of any Closing adjustments), except with respect to any claim to the extent based on or arising out of fraud or willful misconduct, the remedies provided in this Article XII shall be deemed the sole and exclusive remedies of the Indemnified Parties with respect to any and all breaches of representations and warranties of the Company or the Shareholder set forth in this Agreement or in the certificate delivered in satisfaction of the condition set forth in Section 10.2(d).

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Article XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

OPENMARKETS GROUP PTY LTD
Attn: Dan Jowett and Nick Hornstein
Level 40, 225 George Street

Sydney NSW 2000
Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au with a copy to (which shall not constitute notice):

Biztech Lawyers US LLP
240 W Main St, #214
Charlottesville, VA 22903

United States of America
Attn: C. E. Spillman
Email: chris@biztechlawyers.com

if to the Shareholder, to:

BMYG OMG Pty Ltd

Attn: Julius Wei and Eric Gao
Level 41, 55 Collins Street

Melbourne VIC 3000
Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au

with a copy to (which shall not constitute notice):

Dan Jowett and Nick Hornstein
Level 40, 225 George Street

Sydney NSW 2000
Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au

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if to Predecessor or Purchaser prior to Closing, to:

Broad Capital Acquisition Corp.
5345 Annabel Lane
Plano, TX 75093
Attention: Johann Tse
Email: johann.tse@brac-spac.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andrew M. Tucker
Email: andy.tucker@nelsonmullins.com

if to Purchaser after the closing, to:

OMGL Holdings Limited
Attn: Dan Jowett and Nick Hornstein
Level 40, 225 George Street

Sydney NSW 2000
Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au with a copy to (which shall not constitute notice):

Biztech Lawyers US LLP
240 W Main St, #214
Charlottesville, VA 22903

United States of America
Attn: C. E. Spillman
Email: chris@biztechlawyers.com

13.2 Amendments; No Waivers; Remedies. This Agreement cannot be amended, except by a writing signed by each of the Purchaser and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(a) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(b) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(c) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.5 Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued; provided, each of the Purchaser and the Purchaser is permitted to make any public statement to the extent such proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 13.5 or is required to comply with federal securities Laws or the requirements of Nasdaq.

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13.6 Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur each Party’s reasonable and documented costs and expenses will be paid by Purchaser upon the Closing. The cash portion of the investment banker’s fee listed on Schedule 5.30 to be paid pursuant to that certain Financial Advisor Agreement, dated September 15, 2022, by and between ARC Group Limited and the Company (the “Financial Advisor Agreement”) shall be treated as a transaction expense and paid by Purchaser. The portion of the investment banker’s fee listed on Schedule 5.30 to be paid pursuant to the Financial Advisor Agreement in Purchaser Shares, with a deemed value of $10.00 per Purchaser Share, shall be treated as Indebtedness of the Company (the “ARC Share Payment”). Notwithstanding the foregoing, the Purchaser shall pay the filing fee for the Premerger Notification and Consent Form (and any related forms) with the Federal Trade Commission with respect to any of the Transactions.

13.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

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13.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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13.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best Knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the executive officers and director(s) of the Company as of the date hereof and the Closing Date.

(h) In any case that any obligation of any Person herein contemplates a requirement that the Person uses its “best efforts” or “reasonable best efforts,” such obligation shall in any such case be discharged by that Person’s taking, in good faith, all reasonable steps to achieve the agreed action or result, provided, however, (a) it does not require such Person to sacrifice itself totally to the economic interests of the Party to whom the obligation is owed, although the interests of such party must predominate, and (b) the Person under such obligation need not take such measures as to cause itself to experience a Material Adverse Effect, recognizing that the use of best efforts may require an expenditure of a material unanticipated amount of money or management time.

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13.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

13.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.17 Waiver. Reference is made to the IPO Prospectus. The Company and Shareholder have read the IPO Prospectus and understand that Purchaser has established the Trust Account for the benefit of the public shareholders of Purchaser and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, the Company and the Shareholder each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim such Person may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser.

13.18 Indemnified Party Representative.

(a) The Indemnified Party Representative may resign at any time by giving twenty (20) days’ notice to the Company Securityholders and the Shareholder; provided, however, in the event of the resignation or removal of the Indemnified Party Representative, a new Indemnified Party Representative (who shall be reasonably acceptable to the Shareholder) shall be appointed by the vote or written consent of a majority of the shares of Purchaser Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Sponsor as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Shareholder shall be entitled to appoint a successor Indemnified Party Representative , and the provisions of this Section 13.18 shall apply in all respects to such successor Indemnified Party Representative

(b) The appointment of the Indemnified Party Representative is coupled with an interest and shall be irrevocable by Purchaser and the Indemnified Party in any manner or for any reason. This authority granted to the Indemnified Party Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Sponsor hereby accepts its appointment as the initial Indemnified Party Representative. Any decision, act, consent or instruction taken by the Indemnified Party Representative in accordance with this Section 8 on behalf of Purchaser and/or an Indemnified Party (each, an “Indemnified Party Representative Authorized Action”) shall be final, binding and conclusive on Purchaser and the Indemnified Parties as fully as if such Persons had taken such Indemnified Party Representative Authorized Action. The Purchaser and the Indemnified Party agree that the Indemnified Party Representative, as the Indemnified Party Representative, shall have no liability to the Purchaser and/or an Indemnified Party for any Indemnified Party Representative Authorized Action.

(c) The Purchaser shall indemnify and hold harmless the Indemnified Party Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Indemnified Party Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Indemnified Party Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Indemnified Party Representative but shall be payable by and attributable to Purchaser. The Indemnified Party Representative may also from time to time submit invoices to Purchaser covering such expenses and liabilities, which shall be paid by Purchaser promptly following the receipt thereof. Upon the request of the Purchaser, the Indemnified Party Representative shall provide the Purchaser with an accounting of all material expenses and liabilities paid by the Indemnified Party Representative in its capacity as such.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Kim Clark
Name:	Kim Clark
Title:	Company Secretary

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

IN WITNESS WHEREOF, the undersigned hereby execute this signature page to the Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 by and among Broad Capital Acquisition Corp., Openmarkets Group Pty Ltd, BMYG OMG Pty Ltd, and Broad Capital LLC (the “Agreement”); authorize this signature page to be attached as a counterpart of the Agreement; and agree to be bound by this signature page and all of its respective obligations under the Agreement to be duly executed as of ________________, 2023.

Purchaser

OMGL HOLDINGS LIMITED

By:
Name:
Title:

Merger Sub:

OMGH MERGER SUB CORP.

By:
Name:
Title:

LIST OF EXHIBITS

A:	Employment Agreement

B:	Escrow Agreement

C:	Lock-up Agreement

D.	Non-Compete Agreement

E:	Registration Rights Agreement

F:	Organizational Documents of Purchaser